UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Express, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Columbus, Ohio

May 7, 2015

Dear Stockholder:

It is our pleasure to invite you to attend the 2015 Annual Meeting of Stockholders of Express, Inc. The meeting will be held on Wednesday, June 10, 2015 at 8:30 a.m., Eastern Daylight Time, at Express’ corporate headquarters located at 1 Express Drive, in Columbus, Ohio. Registration will begin at 8:00 a.m., Eastern Daylight Time. Directions to our corporate headquarters are provided in the accompanying notice of annual meeting of stockholders and proxy statement. Should you require additional assistance in finding the location of the meeting, please contact Investor Relations by phone at (888) 423-2421 or by email at IR@express.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The accompanying notice of annual meeting of stockholders, proxy statement, and proxy card are being mailed to stockholders on or about May 7, 2015.

YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through a broker, bank, or other nominee, please follow the instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

On behalf of the Board of Directors, we would like to express our sincere appreciation for your ongoing support and continued interest in Express.

Very truly yours,

David G. Kornberg	Michael A. Weiss	Mylle H. Mangum
President and	Chairman of the Board	Lead Director
Chief Executive Officer

Notice of 2015 Annual Meeting of Stockholders

Time and Date	8:30 a.m., Eastern Daylight Time, on Wednesday, June 10, 2015

Place	Express Corporate Headquarters, 1 Express Drive, Columbus, OH 43230

Items of Business	1.	Election of directors;

	2.	Advisory vote to approve executive compensation (say-on-pay);

	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015; and

	4.	Such other business as may properly come before the meeting.

Record Date	Holders of record of the Company’s common stock at the close of business on April 13, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2015 Annual Meeting of Stockholders, we urge you to vote your shares now in order to ensure the presence of a quorum.

Stockholders of record may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call (800) 690-6903; or

3.	By mail: mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, follow the voting instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

By Order of the Board of Directors,

Lacey J. Bundy

Senior Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 10, 2015: this Notice of Annual Meeting and Proxy Statement and our 2014 Annual Report are available in the investor relations section of our website at www.express.com/investor. Additionally, and in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Statement Summary Information

The Board of Directors (the “Board”) of Express, Inc. (the “Company”) is soliciting your proxy to vote at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”), or at any postponement or adjournment of the Annual Meeting. To assist you in your review of this proxy statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting in this section. For additional information about these topics, please review this proxy statement in full and the Company’s Annual Report on Form 10-K for 2014 which was filed with the SEC on March 27, 2015 (the “Annual Report”).

We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal years in this proxy statement are identified according to the calendar year in which the fiscal year commences. For example, references to “2014,” “fiscal 2014,” “fiscal year 2014,” or similar references refer to the fiscal year ended January 31, 2015 and references to “2013,” “fiscal 2013,” “fiscal year 2013,” or similar references refer to the fiscal year ended February 1, 2014.

Proposals to be Voted on and Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference (for more detail)

Election of Directors (Proposal No. 1)	☑	FOR EACH DIRECTOR NOMINEE	10

Advisory Vote to Approve Executive Compensation (Say-on-Pay) (Proposal No. 2)	☑	FOR	74

Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2015 (Proposal No. 3)	☑	FOR	75

Director Nominees

The following table provides summary information about our Class II director nominees. Each Class II director will be elected to serve a three-year term that will expire at the Company’s 2018 annual meeting of stockholders.

Nominee	Age	Director Since	Primary Occupation	Independent	Board Committees	Select Skills/ Qualifications
Michael F. Devine, III	56	2010	Retired Chief Financial Officer, Coach	Yes	Chair of the Audit Committee	Accounting, finance, and capital structure; risk management; retail merchandising; corporate governance and board practices of other public companies; investor relations; and leadership of complex organizations.
David G. Kornberg	47	2015	President & Chief Executive Officer, Express, Inc.	No	—	Retail merchandising and operations; apparel and consumer goods; business development and strategic planning; e-commerce and omni-channel retailing; consumer brand marketing and advertising; and international and franchise operations.
Mylle H. Mangum	66	2010	Chief Executive Officer, IBT Enterprises, LLC	Yes	Lead Director; Chair of the Compensation and Governance Committee; Audit Committee Member	Accounting, finance, and capital structure; leadership development and succession planning; business development and strategic planning; international and franchise operations; corporate governance and board practices of other public companies; and leadership of complex organizations.

Business and Compensation Highlights

Fiscal 2014 Business Summary

In 2014, our financial performance was negatively impacted by the challenging retail environment; however, we made progress against our growth pillars, continued investing in our omni-channel initiatives, and implemented cost savings initiatives, all of which we expect to set us up for improved financial performance in 2015.

With respect to our growth pillars, we opened 41 Express Factory Outlet stores during the year; our e-commerce business grew by 4% in 2014 as sales reached $354.2 million, or 16% of our total net sales; and we added eight net new franchise locations, including three shop-in-shop locations in South Africa. We invested in initiatives that are central to our future growth, including our new outlet store initiative, technology projects essential to upgrading our financial, operational, and e-commerce systems, and important brand marketing initiatives.

We implemented cost savings initiatives valued at approximately $15 million in 2014. In addition, we have identified approximately 50 stores that we will close primarily at their natural lease expiration dates between 2015 and 2017, which we expect will, in turn, improve the profitability of our store fleet.

Our net sales in 2014 decreased 2% to $2.17 billion from $2.22 billion in 2013, and comparable sales declined by 5%. The decline in sales compared to 2013 precluded us from leveraging expenses, and as we continued to invest in initiatives essential to our long term growth, our operating margin and net income were negatively impacted. Our operating income for 2014 was $136.6 million as compared to $214.3 million in 2013. Our net income in 2014 declined to $68.3 million, or $0.81 per diluted share, from $116.5 million, or $1.37 per diluted share, in 2013. We ended the year with $346.2 million in cash, which allowed us to redeem the remaining $200 million of outstanding 8.75% Senior Notes, effective March 1, 2015.

While the retail environment was challenging, we remained focused on the significant opportunities we have to grow our business, which we believe position us well to increase stockholder value in 2015 and beyond.

Chief Executive Officer Transition

Following an extensive and in-depth succession process, in July 2014 Mr. Michael Weiss announced his intention to retire as Chief Executive Officer of the Company, and we were pleased to announce that Mr. David Kornberg would be promoted to President & Chief Executive Officer, effective January 30, 2015.

The last day of our 2014 fiscal year was Saturday, January 31, 2015. Mr. Weiss served as our Chief Executive Officer for all but the last two days of our fiscal year. Accordingly, our Compensation, Discussion & Analysis focuses on Mr. Weiss’ compensation for 2014, including information showing the relationship between Mr. Weiss’ 2014 compensation and 2014 business performance. Unless otherwise noted, compensation related references in this proxy statement to the “CEO” are references to Mr. Weiss.

Relationship Between Business Performance and CEO Compensation

Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. In 2014, 87% of target total direct compensation for our CEO was variable and included challenging performance targets. Threshold performance goals were not met for either the Company’s seasonal short-term cash incentive program for 2014 or the special one-time cash retention award granted to our CEO in 2013, and therefore, our CEO did not receive any payouts under either of these cash incentives. The Company is also not expected to meet the goal for the long-term equity incentive awards granted to our senior executives, including our Named Executive Officers, that have a two-year performance period. Accordingly, in 2014, realizable total direct compensation for our CEO was 69% below target reflecting that (i) no cash incentive compensation was paid, (ii) no payout was made under the special one-time cash retention award granted to our CEO in 2013, and (iii) none of the performance-based restricted stock units granted to Mr. Weiss in 2014 are expected to be earned.

Highlighting the strong alignment between pay and performance, the following chart on the left illustrates our CEO’s actual realizable total direct compensation as compared to target realizable total direct compensation over the Company’s last three fiscal years. The chart on the right shows our CEO’s total direct compensation as reported in the Summary Compensation Table on page 54 during the same three year period. Refer to “Executive Compensation—Compensation Discussion & Analysis—Executive Summary” on page 31 for a more detailed explanation of realizable vs. reported total direct compensation.

(1)	For 2014, actual realizable total direct compensation (“TDC”) excludes $2.7 million in performance-based restricted stock units granted to Mr. Weiss in 2014, based on grant date fair value, because none of these awards are expected to vest. Refer to “Executive Compensation—Compensation Discussion and Analysis—Pay For Performance—CEO Realizable Pay” on page 38 for detailed information regarding realizable TDC.
(2)	Reported TDC is comprised of base salary, short-term incentives, and long-term incentives as reported in the Summary Compensation Table on page 54. Reported TDC excludes non-qualified deferred compensation earnings and all other compensation reported in the Summary Compensation Table.

Executive Compensation Practices

What We DO:	What We DON’T DO:
☑ Pay for Performance ☑ Annual Advisory Vote on Executive Compensation

☒     No Special Tax Gross-ups

☒     No Pension Plans or Other Post-Employment Defined Benefit Plans

☒     No Repricing of Underwater Stock Options or Reloads of Stock Options

☒     No Hedging or Pledging Transactions

☒     No Single Trigger Change-in-Control Benefits

☑ Performance-Based Equity Awards
☑ Challenging Performance Targets
☑ Stock Ownership Guidelines
☑ Clawback Policy
☑ Independent Compensation Consultant

Governance Highlights

•     All of our directors are independent except for Mr. Weiss, our Chairman of the Board and former CEO, and Mr. Kornberg, our current President and CEO.

•     We have an independent Lead Director and each of our Board committees is made up entirely of independent directors, which provides for independent and balanced Board leadership.

•     Each of our directors attended at least 75% of all Board meetings and applicable committee meetings.

•     We have a majority vote standard for uncontested director elections.

•     The Board and each Committee conducts a comprehensive self-evaluation each year.

•     Our independent directors have an opportunity to meet in executive session at each meeting and do so routinely.

•     The Board reviews and discusses succession plans for the CEO position and for other executives and key contributors at least annually.

•     We have stock ownership guidelines for our executive officers and directors.

•     On June 12, 2014, we adopted a Stockholder Rights Plan after Sycamore Partners notified us that it had acquired 9.9% of our outstanding common stock and of its intention to acquire the Company. We adopted the Stockholder Rights Plan in order to prevent Sycamore Partners or any other third party from gaining control of the Company through takeover tactics that we deemed coercive or otherwise unfair, and so that we could maximize value for all stockholders. The Stockholder Rights Plan is set to expire one year after it was adopted, on June 12, 2015.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and are based on current expectations and assumptions, which may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including those set forth in Item 1A of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Frequently Asked Questions about Voting and the Annual Meeting

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 13, 2015, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time, at the Office of the Corporate Secretary located at 1 Express Drive, Columbus, OH 43230. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Express, Inc. common stock?

Holders of Express, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee, as applicable, for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold your shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning the enclosed proxy card. Proxies submitted via the Internet, by telephone, or by mail must be received by 11:59 p.m., Eastern Daylight Time, on June 9, 2014. You may also vote at the Annual Meeting by delivering your completed proxy card in person. If you vote by telephone or via the Internet you do not need to return your proxy card.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 3, the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting. A quorum is required in order for the Company to conduct its business at the Annual Meeting. As of the Record Date, 84,502,168 shares of common stock were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

What vote is required to approve each proposal?

Proposal	Vote Required	Board Voting Recommendation

Election of directors (Proposal No. 1)	Majority of the votes cast FOR each director nominee	FOR all nominees

Advisory vote to approve executive compensation (say- on-pay) (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the executive compensation of our named executive officers

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 3)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes

Election of directors (Proposal No. 1)	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a “vote cast”	No	No effect

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 3)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Unless you give other instructions when you vote, the persons named as proxies, Michael A. Weiss, David G. Kornberg, and Lacey J. Bundy, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What happens if a director nominee does not receive a majority of the votes cast for his or her re-election?

Pursuant to the Company’s Corporate Governance Guidelines, the Board expects any director nominee who fails to receive a greater number of votes cast “for” than votes cast “against” his or her re-election to tender his or her resignation for consideration by the Compensation and Governance Committee. The Compensation and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding the resignation. The Compensation and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept the director’s resignation.

May I change my vote or revoke my proxy?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank, or other nominee for instructions on how to change their vote or revoke their proxy.

Registered Stockholders. Registered stockholders may change their vote or revoke a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230;

•	submitting another proxy that is dated later than the original proxy (including a proxy submitted via telephone or Internet); or

•	voting in person at the Annual Meeting.

Can I attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., Eastern Daylight Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank, or other nominee), you will need to show proof of your stock ownership as of the Record Date, such as a copy of a brokerage statement, to present at the registration desk in order to gain admission to the Annual Meeting. Cameras, cell phones, recording devices, and other electronic devices will not be permitted at the Annual Meeting other than those operated by the Company or its designees. All bags, briefcases, and packages will be subject to search.

Election of Directors (Proposal No. 1)

The Board currently consists of eight members and is divided into three classes of directors, with two Class I directors, three Class II directors, and three Class III directors. The current term of our Class II directors expires at the Annual Meeting, while the terms for Class III and Class I directors will expire at our 2016 and 2017 annual meetings of stockholders, respectively. Upon recommendation by the Compensation and Governance Committee of the Board, the Board has nominated three directors for election as Class II directors. If elected, each nominee will serve for a three-year term expiring at the 2018 annual meeting of stockholders. Each director will hold office until his or her respective successor has been duly elected and qualified or until the director’s earlier resignation or removal.

Each nominee currently serves as a director of the Company and has consented to serve if elected. Mr. Devine and Ms. Mangum have served as directors since 2010 and were elected by stockholders to serve a three-year term at our 2012 annual meeting of stockholders. Mr. Kornberg was appointed to the Board on January 30, 2015 in connection with his promotion from President to President and CEO. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Information with respect to our Class II director nominees and our continuing Class I and Class III directors, including their recent employment or principal occupation, a summary of select qualifications, skills, and experience that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board, and their ages as of the Record Date, are provided in this section. The Compensation and Governance Committee believes that as a group, the Class I and Class III directors, together with the nominees to serve as Class II directors, possess the right diversity of backgrounds, skills, experiences, and perspectives to constitute an effective Board.

Nominees for Class II Directors For Election at the 2015 Annual Meeting

Michael F. Devine, III	Mylle H. Mangum
Director Since: May 2010 Age: 56 Chair of the Audit Committee	Director Since: August 2010 Age: 66 Lead Director; Chair of the Compensation and Governance Committee; Audit Committee Member

Business Experience. Mr. Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007, a role he held until he retired in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President—Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc. Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the six years prior to that he was the Director of Finance and Distribution for McMaster-Carr Supply Co. Mr. Devine previously served as a director of Nutrisystems, Inc. He currently serves as a director of Deckers, Inc. and Five Below, Inc. He also serves as a director of The Talbots Inc. and Sur La Table, both of which are privately held companies.	Business Experience. Ms. Mangum is the Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies), a position she has held since October 2003, and is also Chairman and CEO of IBT Holdings, a position she has held since July 2007. Prior to that, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992 and President of BellSouth International from 1985 to 1986. Prior to that, she was with the General Electric Company. Ms. Mangum previously served as a director of Emageon, Inc., Scientific-Atlanta, Inc., Respironics, Inc., and Collective Brands, Inc. Ms. Mangum currently serves as a director of PRGX Global, Inc., Barnes Group Inc., and Haverty Furniture Companies, Inc.

Select Qualifications, Skills, and Experience:	Select Qualifications, Skills, and Experience:

•    Accounting, finance, and capital structure

•    Risk management

•    Retail merchandising

•    Corporate governance and board practices of other public companies

•    Investor relations

•    Leadership of complex organizations

•    Accounting, finance, and capital structure

•    Leadership development and succession planning

•    Business development and strategic planning

•    International and franchise operations

•    Corporate governance and board practices of other public companies

•    Leadership of complex organizations

Nominees for Class II Directors For Election at the 2015 Annual Meeting (cont’d)

David G. Kornberg Director Since: January 2015 Age: 47 President & CEO

Business Experience. Mr. Kornberg has served as our President and CEO since January 30, 2015. He has also served as a member of the Board since becoming CEO. Mr. Kornberg first joined Express in 1999 and has held various roles of increasing responsibility, including as President since October 2012, Executive Vice President of Men’s Merchandising and Design from December 2007 to October 2012, and General Merchandise Manager of the Express Men’s business prior to that. From 2002-2003, Mr. Kornberg was Vice President of Business Development with Disney Stores. Mr. Kornberg spent the first ten years of his career with Marks & Spencer PLC in the United Kingdom.

Select Qualifications, Skills and Experience:

•    Retail merchandising and operations

•    Apparel and consumer goods

•    Business development and strategic planning

•    e-commerce & omni-channel retailing

•    Consumer brand marketing and advertising

•    International and franchise operations

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE CLASS II NOMINEES FOR ELECTION AS DIRECTORS.

Class III Directors With Terms Continuing Until the 2016 Annual Meeting

Sona Chawla Director Since: August 2012 Age: 47 Compensation and Governance Committee Member	Theo Killion Director Since: April 2012 Age: 64 Compensation and Governance Committee Member

Business Experience. Ms. Chawla is President of Digital and Chief Marketing Officer of Walgreen Co., a position she has held since February 2014. Previously, Ms. Chawla served as President of e-commerce of Walgreen Co., from January 2011 to January 2014. Prior to that, she was Senior Vice President of e-commerce of Walgreen Co. from July 2008 to January 2011. Prior to that, Ms. Chawla served as Vice President, Global Online Business of Dell, Inc. from December 2006 to May 2008. From 2000 to 2006, Ms. Chawla held a number of positions with Wells Fargo, including Executive Vice President of Online Sales, Service and Marketing. From 1999 to 2000, Ms. Chawla was a Senior Manager at Andersen Consulting (now Accenture). Ms. Chawla also worked at Mitchell Madison Group from 1994 to1999.	Business Experience. Mr. Killion served as Chief Executive Officer of Zale Corporation from September 2010 until he retired on July 31, 2014. He also served as a director of Zale Corporation from September 2010 until his retirement. Prior to that, Mr. Killion served in a variety of other positions with Zale Corporation, including President from August 2008 to September 2010, Interim Chief Executive Officer from January 2010 to September 2010 and Executive Vice President of Human Resources, Legal and Corporate Strategy from January 2008 to August 2008. From May 2006 to January 2008, Mr. Killion was employed with the executive recruiting firm Berglass+Associates, focusing on companies in the retail, consumer goods, and fashion industries. From April 2004 through April 2006, Mr. Killion served as Executive Vice President of Human Resources at Tommy Hilfiger. From 1996 to 2004,
Mr. Killion served in various management positions with Limited Brands (now known as L Brands). Mr. Killion currently serves as a member of the board of directors of Libbey Inc.

Select Qualifications, Skills, and Experience:	Select Qualifications, Skills, and Experience:

•    Retail merchandising and operations, including e-commerce and omni-channel retailing

•    Consumer brand marketing and advertising

•    Technology development and management experience

•    Data analytics

•    Business development and strategic planning

•    Leadership of complex organizations

•    Retail merchandising and operations

•    Business development and strategic planning

•    Human resources and organizational design

•    Consumer brand marketing and advertising

•    Leadership development and succession planning

•    Leadership of complex organizations

Class III Directors With Terms Continuing Until the 2016 Annual Meeting (cont.)

Michael A. Weiss
Director Since: 2007 Age: 73 Chairman of the Board

Business Experience. Mr. Weiss served as our Chief Executive Officer from 2007 until retiring on January 30, 2015. Mr. Weiss briefly retired in 2004; however, he returned to Express in 2007 when it was acquired by investment funds managed by Golden Gate Private Equity, Inc. from Limited Brands (now known as L Brands). Mr. Weiss previously served as President and Chief Executive Officer of Express from 1997 to 2004 and before that as Vice Chairman of Limited Brands from 1993 to 1997. He served as President of Express from 1982 to 1993 and held various positions with Express since it was founded in 1980, starting as a merchandise manager for what was then an eight store experimental division of Limited Brands. Mr. Weiss previously served as a director of Borders Group, Inc., Chico’s FAS, Inc., Pacific Sunwear of California Inc., and Collective Brands, Inc.

Select Qualifications, Skills and Experience:

•    Retail merchandising and operations

•    Apparel and consumer goods

•    Consumer brand marketing and advertising

•    Business development and strategic planning

•    Leadership of complex organizations

•    Supply chain

Class I Directors With Terms Continuing Until the 2017 Annual Meeting

Michael G. Archbold	Peter S. Swinburn
Director Since: January 2012 Age: 54 Audit Committee Member	Director Since: February 2012 Age: 62 Compensation and Governance Committee Member
Business Experience. Mr. Archbold has served as Chief Executive Officer of GNC Holdings Inc. since August 2014. Prior to that he was the Chief Executive Officer of The Talbots Inc. from August 2012 until June 2013. Prior to that, Mr. Archbold served as President and Chief Operating Officer of Vitamin Shoppe, Inc. from April 2011 until June 2012 and prior to that as its Executive Vice President, Chief Operating Officer, and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold is an inactive Certified Public Accountant, and has 20 years of financial experience in the retail industry. Mr. Archbold currently serves as a director of The Talbots Inc., a privately held company, and previously served as a director of Borders Group, Inc.	Business Experience. Mr. Swinburn served as Chief Executive Officer and President of Molson Coors Brewing Company from July 2008 until he retired on December 31, 2014. He also served as a director of Molson Coors Brewing Company and MillerCoors Brewing Company from July 2008 until his retirement. Prior to that he was Chief Executive Officer of Coors (US) and from 2005 to October 2007, Mr. Swinburn served as President and Chief Executive Officer of Molson Coors Brewing Company (UK) Limited. Prior to that, he served as President and Chief Executive Officer of Coors Brewing Worldwide and Chief Operating Officer of Molson Coors Brewing Company (UK) Limited following the Molson Coors Brewing Company’s acquisition of Molson Coors Brewing Company (UK) Limited in 2002 until 2003.

Select Qualifications, Skills, and Experience:	Select Qualifications, Skills, and Experience:

•    Accounting, finance, and capital structure

•    Risk management

•    Retail merchandising and operations

•    Business development and strategic planning

•    Investor relations

•    Leadership of complex organizations

•    Business development and strategic planning

•    Consumer brand marketing and advertising

•    International operations

•    Finance and capital structure

•    Corporate governance and board practices of other public companies

•    Leadership of complex organizations

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of Express. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee and Compensation and Governance Committee of the Board, and our Code of Conduct may be viewed in the investor relations section of our website at www.express.com/investor. We will also provide any of the foregoing information in print without charge upon written request delivered to the Office of the Corporate Secretary at 1 Express Drive, Columbus, OH 43230.

The Compensation and Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, but no less than annually, and may propose modifications to the principles and other key governance practices from time to time for adoption by the Board.

Board Composition

The Board is responsible for overseeing the affairs of the Company. The Board is divided into three classes. Each director serves a three-year term, and one class is elected at each year’s annual meeting of stockholders. Mr. Devine, Mr. Kornberg, and Ms. Mangum are Class II directors with terms expiring at our 2015 Annual Meeting. Ms. Chawla, Mr. Killion, and Mr. Weiss are Class III directors with terms expiring at our 2016 annual meeting of stockholders. Mr. Archbold and Mr. Swinburn are Class I directors with terms expiring at our 2017 annual meeting of stockholders. Mr. Devine, Mr. Kornberg, and Ms. Mangum have been nominated to serve as Class II directors for three-year terms expiring at our 2018 annual meeting of stockholders.

Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested director elections. The standard states that in uncontested director elections, a director nominee must receive more votes cast for than against his or her election in order to be elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election.

Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, the Board shall consist of such number of directors as is determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships. The Board currently consists of eight directors. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise must be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at an annual meeting of stockholders or his or her death, resignation, or removal, whichever is earliest to occur. Any additional directorships resulting from an increase in the size of the Board will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (the “Chairman”) and CEO may be separated or combined. The Board exercises its discretion in combining or separating these positions as it deems appropriate. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. In the event that the Chairman is not independent, the Board believes that it is beneficial for the independent directors to appoint an independent Lead Director.

Mr. Weiss served as our Chairman and CEO until he retired as CEO on January 30, 2015. As part of the Company’s succession plan, the roles of Chairman and CEO were separated. Mr. Weiss continues to serve as Chairman and Ms. Mangum continues to serve as Independent Lead Director. The Board believes that this leadership structure is currently the most effective because it allows the Board to benefit from the combination of Mr. Weiss’s depth of knowledge of our business and the retail sector with Ms. Mangum’s independent leadership.

Ms. Mangum, our Lead Director, serves in a variety of roles and has many responsibilities, including: (1) reviewing and approving Board and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each; (2) providing input to both the Chairman and the CEO with respect to the information provided to the Board; (3) serving as liaison between the independent directors and both the Chairman and the CEO; (4) presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present; (5) calling an executive session of independent directors at any time, consistent with the Corporate Governance Guidelines; (6) facilitating communications and coordination of activities among the committees and other directors as appropriate; (7) approving and coordinating the retention of advisors and consultants to the Board; and (8) such other responsibilities as the independent directors may designate from time to time.

The independent directors are given an opportunity to meet in executive session at each Board meeting and do so routinely.

Board Meetings

The Board held a total of fourteen meetings, in person and by telephone, during 2014. Each director attended at least 75% of Board meetings held during the year, as well as at least 75% of meetings of the committees on which he or she served during 2014. Directors are expected to attend our annual meetings of stockholders. All of our directors attended our 2014 annual meeting of stockholders.

Board Evaluations

The Board conducts a comprehensive annual self-evaluation to determine whether it and its committees are functioning effectively and to identify potential areas of improvement. The evaluation process includes written questionnaires and one-on-one interviews with each director. The Lead Director shares a summary of the results with the full Board and action plans are created to address identified improvement opportunities.

Board Committees

The Board has two standing committees: an Audit Committee and a Compensation and Governance Committee. The composition, duties, and responsibilities of these committees are described below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. The standing committees report to the Board as they deem appropriate, and as the Board may request. Each standing committee operates under a charter that has been approved by the Board and each is comprised solely of independent directors.

Board Member	Audit Committee	Compensation and Governance Committee

Michael G. Archbold	X	—

Sona Chawla	—	X

Michael F. Devine, III	▲	—

Theo Killion	—	X

David G. Kornberg	—	—

Mylle H. Mangum	X	▲

Peter S. Swinburn	—	X

Michael A. Weiss	—	—

▲ Chair of the committee

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC; (6) reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; (8) reviewing and approving known related person transactions; and (9) assisting the Board in its oversight of the Company’s risk management program, including regularly reviewing the Company’s risk portfolio and the steps management has taken to monitor and control such risks.

The Audit Committee generally has eight regularly scheduled meetings per year and has an opportunity at each meeting to speak with the lead audit partner from the Company’s independent registered public accounting firm as well as the Company’s director of internal audit without any other members of management present. In addition, the Audit Committee Chair has regularly scheduled teleconferences with each of the Company’s Chief Financial Officer and the lead audit partner from the Company’s independent registered public accounting firm.

At the end of each quarter, the Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s financial results, press releases concerning the Company’s financial performance and earnings estimates, any significant control deficiencies identified and steps management has taken or plans to take to remediate the deficiencies, significant estimates and proposed audit adjustments, audit activities, reports to the Company’s ethics hotline, and the results of the independent registered public accounting firm’s review or audit of the Company’s financial statements, among other things.

Each year the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm and considers whether it is in the best interests of the Company and its stockholders to engage the firm for another year. As part of its evaluation, the Audit Committee considers the qualifications of the persons who will be staffed on the Company’s engagement, including the lead audit partner, quality of work, firm reputation, independence, fees, retail experience, and understanding of the Company’s financial reporting processes, policies, and procedures. The Audit Committee solicits feedback from management as part of its evaluation process.

The Audit Committee also prepares the Audit Committee Report that SEC rules require to be included in our annual proxy statement. This report is on page 72 of this proxy statement.

The Board has affirmatively determined that (1) each of our Audit Committee members meets the definition of “independent director” for purposes of serving on the Audit Committee under both Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE listing rules, and (2) each qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met eight times in 2014.

Compensation and Governance Committee

The Compensation and Governance Committee is responsible for, among other matters: (1) reviewing and approving key employee compensation goals, policies, plans, and programs; (2) reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of these goals and objectives; (3) reviewing and approving, in consultation with or with the approval of the independent directors of the Board, compensation arrangements for the CEO; (4) overseeing the overall performance evaluation process for the CEO; (5) reviewing the performance of and approving compensation arrangements for executive officers other than the CEO; (6) reviewing and approving employment agreements and other similar arrangements between the Company and its executive officers; (7) reviewing and recommending to the Board compensation arrangements for the independent directors; (8) overseeing management’s administration of Company benefit plans and policies, including incentive compensation plans; (9) reviewing the Company’s compensation program to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking; (10) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (11) reviewing stockholder proposals and making recommendations to the Board regarding proposals; (12) overseeing the self-evaluation process for the Board and its committees; (13) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and (14) developing and recommending to the Board a set of corporate governance guidelines and principles applicable to the Company.

The Compensation and Governance Committee also prepares the Compensation and Governance Committee Report that SEC rules require to be included in our annual proxy statement. This report is on page 53 of this proxy statement.

The Board has affirmatively determined that each of our Compensation and Governance Committee members meets the definition of “independent director” for purposes of serving on the Compensation and Governance Committee under the NYSE listing rules.

The Compensation and Governance Committee met six times in 2014.

Compensation Committee Interlocks and Insider Participation

During 2014, Ms. Mangum, Ms. Chawla, Mr. Killion, and Mr. Swinburn served on the Compensation and Governance Committee. None of the members of the Compensation and Governance Committee has been an officer or employee of the Company. No interlocking relationships exist between the members of the Board or Compensation and Governance Committee and the board of directors or compensation committee of any other company.

Succession Planning

The Board is responsible for succession planning for the CEO position and for monitoring and advising on management’s succession planning for other executive officers and key contributors. The Board reviews and discusses succession plans for the CEO position and the Company’s other executive officers and key contributors at least once annually, usually as part of the annual talent review of the executive leadership and key contributors in the business. As part of the annual talent review process, the CEO shares his evaluation of the executive leadership in the business and makes recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Directors become familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to the Board, and communications outside of meetings.

Stockholder Rights Plan

On June 12, 2014, we adopted a Stockholder Rights Plan after Sycamore Partners (“Sycamore”) notified us that it had acquired 9.9% of our outstanding common stock and of its intention to acquire the Company. We adopted the Stockholder Rights Plan in order to prevent Sycamore or any other third party from gaining control of the Company through takeover tactics that we deemed coercive or otherwise unfair, and so that we could maximize value for all stockholders. The Stockholder Rights Plan is set to expire one year after it was adopted, on June 12, 2015. We believe that adoption of the Stockholder Rights Plan was an appropriate response and in the best interests of stockholders in light of Sycamore’s interest.

Identifying and Evaluating Director Candidates

The Compensation and Governance Committee is responsible for identifying, recruiting, and recommending candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders. The Compensation and Governance Committee is responsible for developing the criteria for, and reviewing periodically with the Board, the requisite skills and characteristics of nominees, as well as the composition of the Board as a whole. These criteria include independence, diversity, age, skills, and experience in the context of the needs of the Board. The Compensation and Governance Committee considers a combination of factors for each nominee, including the nominee’s ability to represent all stockholders without a conflict of interest; the nominee’s ability to work in and promote a productive environment; whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; whether the nominee has demonstrated a high level of character and integrity; whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to complex issues encountered by a publicly-traded company; and the nominee’s ability to apply sound and independent business judgment.

As a nationally recognized specialty retailer, the Board believes that experience, qualifications, or skills in the following areas are most important: (1) retail merchandising and operations; (2) apparel and consumer goods; (3) consumer brand marketing and advertising; (4) business development and strategic planning; (5) accounting, finance, and capital structure; (6) human resources and organizational design; (7) supply chain; (8) technology development and management experience; (9) leadership of complex organizations; (10) leadership development and succession planning; (11) corporate governance and board practices of other public companies; (12) e-commerce and omni-channel retailing; (13) risk management; (14) international and franchise operations; and (15) data analytics. The Board believes that diversity of Board members is important and considers background, experience, skills, race, gender, and national origin when considering diversity.

Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information—Stockholder Proposals for Inclusion in the 2016 Annual Meeting Proxy Statement” and “—Other Stockholder Proposals” on page 76 for information as to how a stockholder can nominate a director candidate. The Compensation and Governance Committee considers all director candidates, including candidates proposed by stockholders in accordance with our Bylaws, based on the same criteria. The Compensation and Governance Committee may engage third-party search firms to identify potential director nominees.

Risk Oversight

The Board, with the assistance of the Audit Committee and the Compensation and Governance Committee, oversees our enterprise risk management (“ERM”) program. Our ERM program is designed to enable effective identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. Under the ERM program, management continuously identifies and monitors the Company’s enterprise risks, develops and reviews risk response plans, and takes steps to reduce risk where appropriate.

The Audit Committee oversees management’s implementation of the ERM program, including regularly evaluating our enterprise risk portfolio, management’s approach to identifying risks, and steps management has taken to monitor and reduce enterprise risks. The Compensation and Governance Committee is responsible for risk oversight as it relates to our compensation policies and practices and governance structure and processes.

The Board is kept informed of the committees’ risk oversight and related activities primarily through reports of the committee chairs to the full Board. The Board also receives a comprehensive report from management on the ERM program at least annually. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to ensure that the Board is appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Analysis of Risk in Our Compensation Program

The Compensation and Governance Committee evaluates the risks of our compensation program as part of its responsibilities. The compensation program is intended to discourage excessive risk taking by executives and employees to obtain short-term benefits that may be harmful to the Company and our stockholders in the long-term. We believe that the following elements of our compensation program discourage excessive risk taking:

•

Short-Term/Long-Term Incentive Mix. The mix between short-term cash incentives and long-term equity-based incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance.

•

Long-Term Incentive Mix. We grant a mixture of long-term equity incentives, comprised in 2014 of (i) stock options, (ii) time-based restricted stock units, and (iii) performance-based restricted stock units, because stock options and performance-based restricted stock units alone may lead to increased risk taking and time-based restricted stock awards alone may discourage employees from taking appropriate risks. Our equity incentives have multi-year vesting requirements. Furthermore, in 2014, grants of performance-based restricted stock units were subject to performance-based vesting conditions measured over a two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year. Our long-term incentive awards are designed to incentivize long-term stockholder value creation and to encourage retention.

•

Short-Term and Long-Term Incentive Program Design. In order to discourage excessive risk taking, both short-term incentive compensation awards and long-term performance-based restricted stock awards allow for a graduated payout instead of a win or lose payout structure. Each program has a minimum performance threshold below which no payout is earned and a maximum above which no additional payout is earned. In addition, a prorated payout may be earned based on the achievement between threshold and target or achievement between target and maximum.

•

Multiple Performance Measures. Our short-term cash-incentive program has a performance target based on operating income and our performance-based restricted stock awards have performance targets based on earnings per share. The varied performance measures are designed to discourage participants from focusing on the achievement of one performance measure at the expense of another.

•

Stock Ownership Guidelines. We use meaningful stock ownership guidelines to align our directors’ and executive officers’ interests with our stockholders’ interests and focus our executives on attaining long-term stockholder returns.

•

Clawback and Anti-Hedging Policies. Our clawback policy allows us to adjust and recover any incentive compensation paid in the event of a material restatement of the Company’s financial results, which discourages inappropriate risk-taking behavior. Our anti-hedging policies further align our executives’ and employees’ interests with those of our stockholders.

Communications with the Board

Stockholders and other interested parties may contact an individual director, including the Lead Director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, at the following address: Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 Attn: Board of Directors. Any correspondence should clearly indicate whether the correspondence is intended for an individual director, the Board as a group, or a specified committee or group of directors.

All such reports or correspondence will be forwarded to the appropriate director or group of directors as indicated on the correspondence unless the correspondence is of a trivial nature, irrelevant to the Board’s responsibilities, or already addressed by the Board. A report will be made to the Audit Committee of all communications to the Board, and all such correspondence is made available to all directors.

Director Independence

The Board has reviewed the relationships each director has with the Company and has determined that all of our directors except for Mr. Weiss and Mr. Kornberg are “independent directors” under the

NYSE listing rules and have either no relationships with us (other than as a director and stockholder) or only immaterial relationships with us. Mr. Weiss is not independent because of his prior service as CEO. Mr. Kornberg is not independent because of his current role as President and CEO.

Code of Conduct

We expect our directors, officers, and employees to act ethically at all times and to adhere to the policies comprising our Code of Conduct. Stockholders may access a copy of our Code of Conduct in the investor relations section of our website at www.express.com/investor. We will promptly disclose any waivers of our Code of Conduct involving our directors or executive officers. We intend to satisfy any disclosure requirements regarding any amendment or waiver of our Code of Conduct by posting the information on the “Corporate Governance” page of our website which can be found at www.express.com/investor.

Outside Board Memberships

Our Corporate Governance Guidelines provide that directors should not serve on more than four other public company boards. Directors are expected to advise the Chairman in advance of accepting an invitation to serve on another public company board or for-profit private company board and before accepting an assignment to any other public company’s audit or compensation committee. No director may serve as a director, officer, or employee of a competitor of ours.

Director Compensation

Overview

Non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their time and effort, be competitive with the market, and align their interests with the long-term interests of our stockholders. Employee directors receive no compensation for Board service. The Compensation and Governance Committee, together with its independent compensation consultant, periodically review the form and amount of director compensation and recommend changes to the Board, as appropriate. As part of its review, the Compensation and Governance Committee considers how the Company’s director compensation program compares to the programs at the peer companies we refer to in the executive compensation setting process. See “Executive Compensation—Compensation Discussion and Analysis—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking” beginning on page 40 for more information about our peer companies. The Compensation and Governance Committee believes that director compensation should be competitive with the market and geared towards attracting and retaining highly-qualified independent professionals to oversee the Company and represent the interests of the Company’s stockholders.

Non-Employee Director Compensation

The annual cash retainers for our non-employee directors in 2014 are shown in the following table.

Annual Retainer Type	Annual Retainer Amount at Beginning of Fiscal 2014	Changes to Annual Retainer Amounts	Annual Retainer Amount at 2014 Fiscal Year End
Non-employee director	$75,000	No change in 2014.	$75,000
Committee Service	$10,000	No change in 2014.	$10,000
Lead Director	$25,000	No change in 2014.	$25,000
Audit Committee Chair	$15,000	Effective June 2014, the annual retainer for Audit Committee Chair service increased from $15,000 to $20,000.	$20,000
Compensation and Governance Committee Chair	$10,000	Effective June 2014, the annual retainer for Compensation and Governance Committee Chair service increased from $10,000 to $15,000.	$15,000

Eligible non-employee directors also receive equity grants on an annual basis. In 2014, eligible non-employee directors were granted restricted stock units that had a value of approximately $125,000 on the date of grant and that vest on May 15, 2015, subject to continued service. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with Board and committee meetings.

Chairman Compensation

In addition to being entitled to the Company’s standard non-employee director cash and equity compensation arrangements, in order to compensate Mr. Weiss for his service as Chairman, he will also be entitled to receive an additional annual retainer of $150,000, consisting of $56,250 in cash, and restricted stock units that have a fair value of approximately $93,750 on the date of grant. The restricted stock units will vest approximately one year after the date of grant.

Director Stock Ownership Guidelines

The Board has director stock ownership guidelines which call for non-employee directors to own an amount of our common stock equal to the lower of three times their annual cash retainer or 12,000 shares. Directors have five years to meet the guidelines. To avoid fluctuating ownership requirements, once a director has achieved the applicable stock ownership guideline, he or she is considered to have satisfied the guideline, provided that the shares used to meet the underlying requirement are retained. As of the end of fiscal 2014, all non-employee directors have met or are on track to meet the stock ownership guidelines. For a discussion of the stock ownership guidelines applicable to Mr. Kornberg, refer to “Executive Compensation—Compensation Discussion and Analysis—Other Corporate Governance Considerations in Compensation—Stock Ownership Guidelines” on page 50.

2014 Director Compensation Table

The following table sets forth information regarding compensation earned for each of our non-employee directors in 2014.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Michael G. Archbold	85,000	128,320	213,320
Sona Chawla	85,000	128,320	213,320
Michael F. Devine, III	102,500	128,320	230,820
Theo Killion	85,000	128,320	213,320
Mylle H. Mangum	132,500	128,320	260,820
Peter S. Swinburn	85,000	128,320	213,320
Michael A. Weiss (1)	355	82,030	82,385

(1)	While serving as CEO, Mr. Weiss did not receive compensation for service on the Board. Mr. Weiss earned compensation for serving on the Board and as Chairman effective upon his retirement on January 30, 2015. $355 represents a pro-rated amount of cash compensation earned by Mr. Weiss for Board service and service as Chairman during the last two days of fiscal 2014. $82,030 represents the grant date fair value of restricted stock units granted to Mr. Weiss on January 30, 2015 for Board service and service as Chairman. This amount represents the pro rata amount of restricted stock units owed to Mr. Weiss for service on the Board and as Chairman from January 30, 2015 to June 10, 2015 when the Company intends to make its annual grant of equity awards to directors.
(2)	Reflects the aggregate grant date fair value of restricted stock units. These values have been determined based on the assumptions and methodologies set forth in Note 10 of the Company’s financial statements filed with the SEC and included in its Annual Report on Form 10- K for the year ended January 31, 2015. These amounts do not represent the actual amounts paid to or received by the named director during 2014. No stock options were granted to any of the Company’s non-employee directors in 2014.
(3)	The aggregate restricted stock units and stock options (whether or not exercisable in the case of options) outstanding as of January 31, 2015 are as follows: Mr. Archbold (9,225 restricted stock units); Ms. Chawla (9,225 restricted stock units); Mr. Devine (9,225 restricted stock units and 10,000 stock options); Mr. Killion (9,225 restricted stock units); Ms. Mangum (9,225 restricted stock units and 2,500 stock options); Mr. Swinburn (11,059 restricted stock units); and Mr. Weiss (6,081 restricted stock units and 1,100,249 stock options).

Executive Officers

The following table sets forth the names, ages, and titles of our executive officers as of April 13, 2015:

Name	Age	Position
David G. Kornberg	47	President & CEO
Matthew C. Moellering	48	Executive Vice President & Chief Operating Officer
Colin Campbell	56	Executive Vice President—Sourcing and Production
John J. (“Jack”) Rafferty	63	Executive Vice President—Planning and Allocation
Jeanne L. St. Pierre	55	Executive Vice President—Stores
Douglas H. Tilson	57	Executive Vice President—Real Estate
D. Paul Dascoli	54	Senior Vice President, Chief Financial Officer & Treasurer

Our executive officers are appointed by the Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Kornberg, whose background information is provided in “Election Of Directors (Proposal No. 1)” on page 10.

Matthew C. Moellering has served as our Executive Vice President & Chief Operating Officer since September 2011. Prior to that, he served as our Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary from October 2009 to September 2011, Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 to October 2009 and our Vice President of Finance from September 2006 to July 2007. Prior to that, he served in various roles with Limited Brands (now known as L Brands) from February 2003 to September 2006, including Vice President of Financial Planning. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003. Prior to that he served as an officer in the United States Army. Mr. Moellering serves on the board of directors of L.L.Bean, Inc. which is a privately held company.

Colin Campbell has served as our Executive Vice President of Sourcing and Production since June 2005. Prior to that, from March 1997 to June 2005, Mr. Campbell held a number of leadership positions for various divisions of Limited Brands (now known as L Brands) including Cacique and Limited Stores and was an Executive Vice President of Western Hemisphere Operations at Mast from 2003 to 2005. Prior to that, from 1985 to 1997, Mr. Campbell was Vice President of Operations for the dress division of Liz Claiborne. He has also worked in production leadership positions with Bentwood Brothers LTD in England and Daks-Simpson LTD in Scotland.

John J. (“Jack”) Rafferty has served as our Executive Vice President of Planning and Allocation since 1999 after joining Express as Vice President of Planning and Allocation in 1998. Prior to joining Express, Mr. Rafferty held a number of planning and allocation leadership roles with Limited Brands (now known as L Brands). These roles included Vice President of Planning and Allocation for Lerner from 1990 to 1998, Vice President of Lane Bryant from 1988 until 1990 and Director of Planning and Allocation for Sizes Unlimited from 1984 to 1986. Mr. Rafferty started his career in various planning and allocation roles with Korvettes, Casual Corner, and Brooks Fashion.

Jeanne L. St. Pierre has served as our Executive Vice President of Stores since March 2004. Prior to joining Express, she was the Zone Vice President for Bath & Body Works from November 1998 until March 2004, and prior to that, she served as both a Regional Vice President and a District Manager with Ann Taylor. Ms. St. Pierre was also a District Manager and Store Manager for Abercrombie & Fitch, and early in her career she held various management and sales positions with Talbots and Casual Corner, and was an allocator for Express.

Douglas H. Tilson has served as our Executive Vice President of Real Estate since October 2009. Prior to that, he served as our Senior Vice President of Real Estate from October 2007 to October 2009. Prior to that, he was with Steiner & Associates as Senior Vice President of Leasing from April 2005 until October 2007. Prior to that, Mr. Tilson was Senior Vice President of Real Estate for Tween Brands from July 1999 until April 2005 and served in a number of senior real estate positions with Limited Brands (now known as L Brands) from January 1987 until July 1999. Prior to that, he was a labor attorney with the Columbus, Ohio-based law firm Porter, Wright, Morris & Arthur LLP from June 1984 until January 1987.

D. Paul Dascoli has served as our Senior Vice President, Chief Financial Officer, and Treasurer since September, 2011. Prior to joining Express, Mr. Dascoli served as Vice President and Chief Financial Officer of VF Jeanswear Limited Partnership since 2006. Prior to that, Mr. Dascoli held a number of senior level financial, administrative, and operations positions with Thomasville Furniture Industries, Inc., a division of Furniture Brands International, including Executive Vice President from 2003 to 2006, Senior Vice President Finance & Administration and Chief Financial Officer from 1998 to 2003, and Vice President and Chief Financial Officer from 1996 to 1998. Prior to that, Mr. Dascoli was Vice President Financial Operations for Revlon Consumer Products Company from 1994 to 1996. Prior to that, he was employed in a number of financial roles with PepsiCo, Inc., including Area Chief Financial Officer for the St. Louis, Missouri and Ontario, Canada bottling operations. Mr. Dascoli started his career with Peat Marwick Mitchell & Co., now KPMG. Mr. Dascoli serves on the board of directors, and is the chair of the Audit Committee of Stanley Furniture Company, Inc.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (the “CD&A”) provides you with information regarding our executive compensation program. To assist you in your review, we have organized the information into the following sections:

•

The Executive Summary (i) reviews the Company’s 2014 business performance, (ii) shows how our challenging performance targets impacted CEO compensation over the Company’s last three fiscal years, and (iii) describes how the target compensation amount of our new CEO for 2015 compares with Mr. Weiss’ target compensation amount for 2014;

•	Executive Compensation Objectives and Practices summarizes our executive compensation objectives and practices including key changes to our executive compensation program in 2014;

•	Pay For Performance illustrates the strong alignment between our executive compensation program and the Company’s financial performance;

•

How We Determine Executive Compensation describes the process the Compensation and Governance Committee (the “Committee”) follows and the factors it considers when making executive compensation decisions;

•	What We Pay and Why: Elements of Compensation describes the compensation elements of our 2014 executive compensation program; and

•	Other Corporate Governance Considerations in Compensation addresses the other policies and practices that impact our executive compensation program.

This CD&A focuses on the compensation of our named executive officers (our “NEOs”) for 2014, who are listed below:

Name	Position

Michael A. Weiss	Chairman & Former Chief Executive Officer (Mr. Weiss retired as CEO effective January 30, 2015.)

David G. Kornberg	President & Chief Executive Officer (Mr. Kornberg was promoted from President to President and CEO effective January 30, 2015.)

Matthew C. Moellering	Executive Vice President & Chief Operating Officer

Colin Campbell	Executive Vice President—Sourcing and Production

John J. (“Jack”) Rafferty	Executive Vice President—Planning and Allocation

D. Paul Dascoli	Senior Vice President, Chief Financial Officer & Treasurer

Chief Executive Officer Transition

Following an extensive and in-depth succession process, in July 2014 Mr. Weiss announced his intention to retire as Chief Executive Officer of the Company, and we were pleased to announce that Mr. Kornberg would be promoted to President & Chief Executive Officer, effective January 30, 2015.

The last day of our 2014 fiscal year was Saturday, January 31, 2015. Mr. Weiss served as our Chief Executive Officer for all but the last two days of our fiscal year. Accordingly, our CD&A focuses on Mr. Weiss’ compensation for 2014, including information showing the relationship between Mr. Weiss’ 2014 compensation and 2014 business performance. Unless otherwise noted, compensation related references in this proxy statement to the “CEO” are references to Mr. Weiss.

Executive Summary

Overview of Fiscal 2014 Business Results

In 2014, our financial performance was negatively impacted by the challenging retail environment; however, we made progress against our growth pillars, continued investing in our omni-channel initiatives, and implemented cost savings initiatives, all of which we expect to set us up for improved financial performance in 2015.

With respect to our growth pillars, we opened 41 Express Factory Outlet stores during the year, which included 22 stores that were converted from retail stores. The performance of these stores greatly exceeded our expectations and we continue to be excited about their future. Our e-commerce business grew by 4% in 2014 as sales reached $354.2 million, or 16% of our total net sales. We are continuing to see significant gains in online conversion as enhancements to our e-commerce site and our social media platforms are introduced. We also added eight net new franchise locations, including three shop-in-shop locations in South Africa. We expect these locations to provide us with valuable insights into this format, which may result in additional shop-in-shop locations in other geographic regions. We invested in initiatives that are central to our future growth, including our new outlet store initiative, technology projects essential to upgrading our financial, operational, and e-commerce systems, and important brand marketing initiatives.

We implemented cost savings initiatives valued at approximately $15 million in 2014. In addition, we have identified approximately 50 stores that we will close primarily at their natural lease expiration dates between 2015 and 2017, which we expect will, in turn, improve the profitability of our store fleet.

Our net sales decreased 2% to $2.17 billion from $2.22 billion in 2013, and comparable sales declined by 5%. Our 2014 results were particularly weakened by an extremely difficult first quarter in which we were affected by sluggish demand following an intensely promotional 2013 holiday season and severe weather. Performance showed sequential improvement as we progressed over the year from negative 11% comparable sales in the first quarter, to a negative 5% in our second and third quarters, and then a negative 2% in the final quarter of the year.

The decline in sales compared to 2013 precluded us from leveraging expenses, and as we continued to invest in initiatives essential to our long term growth, our operating margin and net income were negatively impacted. Our operating income for 2014 was $136.6 million as compared to $214.3 million in 2013. Our net income in 2014 declined to $68.3 million, or $0.81 per diluted share, from $116.5 million, or $1.37 per diluted share, in 2013. We ended the year with $346.2 million in cash, which allowed us to redeem the remaining $200 million of outstanding 8.75% Senior Notes, effective March 1, 2015.

While the retail environment was challenging, we remained focused on the significant opportunities we have to grow our business, which we believe position us well to increase stockholder value in 2015 and beyond.

Relationship Between Business Performance and CEO Compensation

Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. In 2014, 87% of target total direct compensation for our CEO was variable and included challenging performance targets. Threshold performance goals were not met for either the Company’s seasonal short-term cash incentive program for 2014 or the special one-time cash retention award granted to our CEO in 2013, and therefore, our CEO did not receive any payouts under either of these cash incentives. The Company is also not expected to meet the goal for the long-term equity incentive awards granted to our senior executives, including our NEOs, that have a two-year performance period. Accordingly, in 2014, realizable total direct compensation for our CEO was 69% below target reflecting that (i) no cash incentive compensation was paid, (ii) no payout was made under the special one-time cash retention award granted to our CEO in 2013, and (iii) none of the performance-based restricted stock units granted to Mr. Weiss in 2014 are expected to be earned.

Highlighting the strong alignment between pay and performance, the following chart on the left illustrates our CEO’s actual realizable total direct compensation as compared to target realizable total direct compensation over the Company’s last three fiscal years. The following chart on the right shows our CEO’s total direct compensation as reported in the Summary Compensation Table on page 54 during the same three year period.

(1)	For 2014, actual realizable total direct compensation (“TDC”) excludes $2.7 million in performance-based restricted stock units granted to Mr. Weiss in 2014, based on grant date fair value, because none of these awards are expected to vest. Refer to “Executive Compensation—Compensation Discussion and Analysis—Pay For Performance—CEO Realizable Pay” on page 38 for detailed information regarding realizable TDC.
(2)	Reported TDC is comprised of base salary, short-term incentives, and long-term incentives as reported in the Summary Compensation Table on page 54. Reported TDC excludes non-qualified deferred compensation earnings and all other compensation reported in the Summary Compensation Table.

CEO Realizable Total Direct Compensation vs. Reported Total Direct Compensation. We believe that showing target and actual realizable total direct compensation provides important supplemental information to assist our stockholders in understanding our executive compensation program because it shows the value of the total direct compensation our CEO actually earned or can expect to earn as of the end of the fiscal year. According to SEC rules, the amounts shown in the chart above on the right and reported in the Summary Compensation Table on page 54 include the grant date fair value of performance-based restricted stock awards at target, without regard to whether they were actually earned. Showing actual realizable total direct compensation allows stockholders to see the actual value that the CEO has received or can expect to receive from such grants.

These differences between Summary Compensation Table values and actual realizable total direct compensation have been very significant over the preceding three years. In 2012, our CEO did not earn any performance-based restricted stock because the performance threshold was not met, however, the Summary Compensation Table includes the grant date value of the performance-based restricted stock at target, which had a value of approximately $4.6 million.

In 2013, our CEO actually earned performance-based restricted stock units at 83.5% of target.

In 2014, the performance-based restricted stock units granted to our CEO under the Company’s long-term equity incentive awards are based on the achievement of adjusted earnings per diluted share goals measured over the two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year. The Company is not expected to meet the threshold goal for the 2014-2015 performance period. Therefore, performance-based restricted stock units are not included in 2014 realizable total direct compensation. The Summary Compensation Table, however, includes the grant date fair value of the performance-based restricted stock units granted to Mr. Weiss at target, which have a value of approximately $2.7 million. For a detailed discussion regarding performance-based restricted stock units granted to our CEO in 2014, refer to “—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—2014 Performance-Based Restricted Stock Units” beginning on page 46.

Finally, with respect to stock options, the Summary Compensation Table reports the grant date fair value of the stock options as calculated in accordance with generally accepted accounting principles (“GAAP”), while actual realizable total direct compensation reflects any amounts actually received by our CEO through the exercise of stock options plus the current fair market value of outstanding and unexercised stock options as of the end of fiscal 2014.

For these reasons, we believe that showing target and actual realizable total direct compensation better represents the alignment between pay and performance.

Former vs. Current CEO Compensation Comparison

In connection with the retirement of Mr. Weiss as our CEO, and the promotion of Mr. Kornberg from President to President and CEO, the Committee made changes to the CEO compensation package. As a result, Mr. Kornberg’s target total direct compensation for serving as CEO in 2015 is approximately 50% lower than the target total direct compensation for Mr. Weiss in 2014. Refer to “—What We Pay and Why: Elements of Compensation” beginning on page 41 for additional information regarding 2015 CEO compensation.

Executive Compensation Objectives and Practices

The core objectives that serve as the foundation for our compensation program are:

Program Objective	Achievement of Objective
Pay for Performance	• A significant portion of our executives’ compensation is variable and is tied to achievement of financial performance targets and changes in the Company’s stock price.

•     Our performance targets are achievable, yet challenging. For information regarding the Company’s 2014 performance targets and their effect on 2014 pay, See “—Pay For Performance—The Alignment Between Company Performance and 2014 Pay” on page 37.

• Executives are rewarded with above-target pay when Company goals are exceeded.
Pay Competitively	• Our executive compensation program allows us to compete effectively for the executive talent we need to successfully execute our strategic plans.
Pay Responsibly	• Each of our NEOs is subject to substantial stock ownership requirements.

• The mix between short-term incentives and long-term incentives is intended to discourage executives and employees from maximizing short-term performance at the expense of long-term performance.

•     Our short-term cash-incentive program has performance targets based on operating income and our performance-based restricted stock units have performance targets based on earnings per share, thereby discouraging participants from focusing on the achievement of one performance measure at the expense of another.

• Payouts are capped under our incentive cash and equity award programs.

• Our NEOs are subject to a clawback policy and policies prohibiting hedging and other speculative activity.

Below we highlight certain executive compensation practices, including practices we have implemented to align executive compensation with the Company’s financial performance, and practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We DO:
☑	Pay for Performance—Our executive compensation program is designed to align executive pay with the Company’s financial performance. A meaningful portion of our executives’ compensation is variable and is tied to achievement of financial performance targets and changes in the Company’s stock price.

☑	Annual Advisory Vote on Executive Compensation (Say-on-Pay)—We offer our stockholders the opportunity to vote annually on the Company’s executive compensation program. Refer to page 74 for more information about the non-binding say-on-pay proposal.

☑	Performance-Based Equity Awards—We grant a mixture of long-term equity incentives, comprised in 2014 of (i) stock options, (ii) time-based restricted stock units, and (iii) performance-based restricted stock units, with performance based on adjusted earnings per diluted share. In 2014, our CEO was granted long-term equity incentives comprised of a mixture of approximately 50% performance-based restricted stock units, 25% time-based restricted stock units, and 25% stock options, each based on grant date fair value.

☑	Challenging Performance Targets—We establish performance targets for our executive compensation program that are achievable, yet challenging. Our NEOs earned compensation amounts significantly below target level during the prior three fiscal years, which demonstrates the rigor of our performance targets.

☑	Stock Ownership Guidelines—We have stock ownership guidelines for all executive officers and Board members. We believe these requirements, combined with certain other elements of our overall compensation program, provide executive officers and directors with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of Express.

☑	Regular Review of Share Utilization—We evaluate share utilization by reviewing ongoing grants, forfeitures, overhang levels (dilutive impact of equity compensation to our stockholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

☑	Peer Group Comparison—The Committee reviews our peer group annually and makes changes as appropriate. In 2014, the Committee reviewed the Company’s peer group and decided to keep the Company’s peer group the same for 2015. See page 40 “—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking.”

☑	Clawback Policy—Consistent with our objective to pay responsibly and discourage excessive risk taking, the Company maintains a clawback policy whereby incentive compensation paid to our NEOs and other key executives is subject to adjustment and recovery in the event of a material restatement of the Company’s financial results. See “—Other Corporate Governance Considerations in Compensation—Compensation Clawback Policy” on page 50.

☑	Independent Compensation Consulting Firm—The Committee is advised by an independent compensation consulting firm that provides no other services to the Company.

☑	Mitigate Undue Risk—Our compensation program is designed to drive financial performance and create stockholder value without encouraging inappropriate or excessive risk taking. We take steps to mitigate undue risk associated with our compensation program through caps on potential payments, clawback provisions, stock ownership guidelines, multiple performance targets, and robust Board and management processes to identify risk. We do not believe that the Company’s executive compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we validate through our risk assessment of incentive-based compensation programs each year. Refer to page 21 for additional detail regarding risk considerations.

☑	Review Tally Sheets—The Committee reviews tally sheets for our NEOs prior to making annual executive compensation decisions. Tally sheets provide a comprehensive line item view of compensation where each component of compensation is tallied up.

What We DON’T DO:
☒	No Special Tax Gross-Ups—We do not provide special tax gross-ups to executives.

☒	No Pension Plans or Other Post-Employment Defined Benefit Plans—We do not provide any qualified or non-qualified post-employment defined benefit plans.

☒	No Special Executive Perquisites—As of Mr. Weiss’ retirement, the Company no longer provides any executive with special perquisites.

☒	No Repricing of Underwater Stock Options or Reloads of Stock Options—The Company’s 2010 Incentive Compensation Plan, as amended (the “Plan”), prohibits the repricing of stock options without the consent of stockholders and does not allow for reloads of stock options to the extent stock options are used to pay the exercise price or taxes with respect to stock option exercises.

☒	No Hedging or Pledging Transactions—We prohibit employees, including NEOs and directors, from hedging or pledging any securities of the Company held by them.

☒	No Single Trigger Change-in-Control Payments—Our NEOs are not currently entitled to any single-trigger special vesting, severance, or other benefits in a change-in-control.

2014 Committee Actions

Key changes to our executive compensation program made in 2014 included:

•

Multi-Year Performance Periods. Performance-based restricted stock units granted to our NEOs in 2014 are subject to performance targets based on the Company’s adjusted earnings per diluted share measured over the two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year. This marks the first year in which performance-based restricted stock units are based on multi-year performance goals. Refer to “—What We Pay And Why: Elements of Compensation—Long-Term Incentives—2014 Performance-Based Restricted Stock Units” on page 46 for additional information.

•

Long-Term Incentive Compensation Mix. In order to strengthen executive retention and to bring the Company’s long-term incentive mix more in line with the Company’s peer group, long-term incentives granted to our CEO in 2014 were comprised of a mixture of approximately 50% performance-based restricted stock units, 25% time-based restricted stock units, and 25% stock options. Our other NEOs were granted a mixture of equity awards comprised of approximately 50% performance-based restricted stock units, 30% time-based restricted stock units, and 20% stock options. Refer to “—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives” on page 44 for additional information regarding the long-term incentive compensation mix for 2014.

•

New CEO Compensation. In connection with the retirement of our CEO, Mr. Weiss, on January 30, 2015, the Committee made changes to the Company’s CEO compensation package, which will result in our new CEO, Mr. Kornberg, receiving total direct compensation at target for 2015 that is significantly lower than total direct compensation at target for Mr. Weiss in 2014. Refer to “—What We Pay And Why: Elements of Compensation” beginning on page 41 for information regarding 2015 CEO Compensation.

•

Elimination of Special CEO Perquisites. Mr. Kornberg, our new CEO as of January 30, 2015, is not entitled to an allowance for personal travel on private aircraft or a reimbursement allowance for use of a private residence.

•

Changes to the Vesting Provisions of Equity Awards. In April 2014, in connection with the Committee’s annual review of executive compensation arrangements, the Committee determined that equity awards issued under the Plan would provide for special vesting benefits in the case of death, disability, or retirement of the recipient. These special vesting benefits are effective beginning with equity awards granted in 2014 and do not affect previously issued equity awards. The new benefits provide that in the event of an executive officer’s death or disability, the unvested equity awards will automatically vest (with such vesting to occur at target for performance-based stock units). In the event of an executive officer’s retirement, the stock options will automatically vest, time-based restricted stock awards will vest pro rata through the date of retirement, and performance-based restricted stock awards will vest pro rata through the date of retirement based on actual performance. These changes were approved in order to make the Company’s equity awards more competitive and to bring them in-line with those offered by the Company’s peer group.

•

Outgoing CEO Compensation. In connection with the retirement of Mr. Weiss as CEO of the Company on January 30, 2015, and in recognition of his valued service, the Committee approved the accelerated vesting of certain outstanding equity awards for Mr. Weiss, effective as of January 30, 2015. Refer to, “—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—Retirement of Mr. Weiss” on page 47 for more information.

Outcome of 2014 Say-On-Pay Vote

For the second straight year, stockholders were given the opportunity to cast an advisory vote on executive compensation. At the Company’s 2014 annual meeting, stockholders demonstrated strong support for the compensation of our NEOs with over 95% of the votes cast in support of the “say-on-pay” proposal. The Committee considered this vote as demonstrating continued support for the overall design and results of our compensation program, which includes strong alignment between pay and performance.

For 2014, the overall design of our executive compensation program remained largely unchanged. Just as in 2012 and 2013, a meaningful portion of our NEOs’ pay opportunity was variable (delivered through the combination of short-term and long-term incentive awards) where the value was linked to stock price appreciation and the Company’s achievement of challenging performance targets. As a result, in 2014, just as in 2012 and 2013, the challenging performance targets resulted in strong alignment between pay and performance with our NEOs earning performance-based compensation amounts that were significantly below target.

Pay For Performance

Performance-Based Compensation

Company Performance. We tie a significant portion of executive compensation to the Company’s financial results and stock price in order to achieve our objective to pay for performance. As shown in the charts below, for 2014, 87% of CEO compensation and 66% of other NEO compensation at target was variable.

(1)	Target total direct compensation is comprised of base salary, short-term incentives, and long- term incentives. Variable Compensation is comprised of short-term incentives and long-term incentives.
(2)	Includes 50% of the target value of the special one-time cash retention award granted to Mr. Weiss in 2013 that had a two-year performance period commencing on the first day of fiscal year 2013 and ending on the last day of fiscal year 2014. Refer to “—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 47 for more detailed information regarding the award.

Our long-term incentives include a mix of stock options, time-based restricted stock units, and performance-based restricted stock units subject to time and performance-based vesting. For 2014, our CEO was granted a mixture of approximately 50% performance-based restricted stock units with performance and time-based vesting criteria, 25% restricted stock units with time-based vesting, and 25% stock options with time-based vesting, based on total grant date fair value (at target with respect to the performance-based restricted stock units). Our other NEOs were granted a mixture of approximately 50% performance-based restricted stock units, 30% time-based restricted stock units, and 20% stock options, based on total grant date fair value (at target with respect to the performance-based restricted stock units).

The performance-based restricted stock units have performance targets based on earnings per share measured over the two-year performance period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year. Our short-term incentives are paid in cash and become earned based on the achievement of operating income performance targets for each six-month operating season.

For more information about our short-term incentives and long-term incentives, see “—What We Pay and Why: Elements of Compensation—Performance-Based Incentives” beginning on page 43.

Individual Performance. Executives are also compensated based on individual performance factors.

Individual performance is evaluated based upon several individualized leadership factors, including:

•	attaining specific financial and operational objectives;

•	building and developing individual skills and a strong leadership team;

•	execution of the Company’s business strategy; and

•	individual performance relative to job requirements.

The Committee considers individual performance when determining (i) the annual merit-based pay increases for NEOs, (ii) the amount of the performance-based cash incentive compensation opportunity for NEOs, and (iii) the amount of the long-term incentives awarded to NEOs.

The Alignment between Company Performance and 2014 Pay

The following table illustrates the alignment between executive pay and the Company’s financial performance by comparing our incentive compensation performance goals with the Company’s actual performance in 2014.

Major Elements of Variable Compensation	Performance Period	Performance Metric	Performance Goal (1)	Actual Performance	Actual Compensation Awarded
Performance-Based Short-Term Cash Incentive (See page 43 for more information)	Spring Season 2014	Operating Income	$102.0M	$29.6M	No payout
	Fall Season 2014	Operating Income	$134.0M	$107.0M	No payout
Performance-Based Restricted Stock Units (See page 46 for more information)	2014 - 2015	Adjusted Earnings Per Diluted Share	$2.21	$0.81(2)	Tracking at no payout (3)

(1)	Reflects the performance goal at target for performance-based short-term cash incentive awards and the performance goal at threshold for long-term equity incentive awards.
(2)	Reflects the Company’s actual earnings per diluted share for fiscal 2014, the first year of the two-year performance period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year. There were no adjustments to earnings per share in 2014.
(3)	As of January 31, 2015. The “tracking at no payout” status of the award reflects the fact that through the end of the first fiscal year of the two-year performance period, the Company is not expected to meet the threshold goal for the long-term equity incentive awards granted in 2014.

Further illustrating the alignment between pay and performance, the following table compares the performance target under the special one-time cash retention award granted to our CEO in 2013 with the Company’s actual performance during the two-year performance period.

Major Elements of Variable Compensation	Performance Period	Performance Metric	Performance Target	Actual Performance	Actual Compensation Awarded
CEO Performance-Based Long-Term Cash Incentive (See page 47 for more information)	2013 - 2014	TSR vs. S&P 500 TSR	50th Percentile	Below 25th Percentile (1)	No Payout

(1)	The incentive award is based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 (“Relative TSR”) over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. The “No Payout” status of this award reflects that during the two-year performance period, Relative TSR was below the 25th percentile, which was the minimum level for any payout under the award. Refer to “What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 47 for more detailed information regarding the award.

CEO Realizable Pay

The following chart shows realizable total direct compensation (“TDC”) at target and actual for Mr. Weiss over the last three years. The chart details the significant difference between realizable TDC at target versus actual realizable TDC during the prior three fiscal years, and further illustrates the steps we have taken to make our executive compensation program more performance based.

Realizable TDC is comprised of base salary, short-term incentives, and long-term incentives (“LTI”). Actual realizable TDC is intended to measure the actual amount of pay Mr. Weiss can expect to receive from his base salary and performance-based compensation awards. Actual realizable TDC consists of base salary plus actual cash bonus payouts and the actual amount of pay delivered from equity awards including a current estimate of value for awards that have either not yet vested or have not yet been earned. Realizable TDC is supplemental information and is not a substitute for the information reported in the Summary Compensation Table on page 54.

For the last three fiscal years, actual realizable TDC has varied significantly from the total compensation reported in the Summary Compensation Table because the Summary Compensation Table requires the inclusion of the grant date fair value of performance-based restricted stock awards at target even though Mr. Weiss (i) did not earn any performance-based restricted stock in 2012, (ii) received less than the target amount of performance-based restricted stock awards in 2013, and (iii) is not expected to earn any of the performance-based restricted stock awards granted in 2014. Further, the Summary Compensation Table reports the grant date fair value of stock options as calculated in accordance with GAAP, while actual realizable total direct compensation reflects any amounts actually received by the CEO through the exercise of stock options plus the estimated fair market value of outstanding stock options as of each fiscal year end.

Realizable TDC at Target				Actual Realizable TDC
Elements of TDC	2012	2013	2014	Elements of TDC	2012	2013	2014
Annual Cash				Annual Cash
Base Salary (1)	$1,500,000	$1,500,000	$1,500,000	Base Salary (1)	$1,500,000	$1,500,000	$1,500,000
Target Bonus (2)	2,325,000	2,325,000	2,325,000	Actual Bonus Paid (4)	567,300	0	0
Sub-Total	$3,825,000	$3,825,000	$3,825,000	Sub-Total	$2,067,300	$1,500,000	$1,500,000
LTI Grant Values				LTI: Realized Values
Performance Cash (3)	$0	$2,000,000	$2,000,000	Performance Cash (5)	$0	$0	$0
Options (2)	2,424,456	1,347,651	1,321,822	Options	0	0	0
Restricted Shares/Units (2)	0	0	1,331,252	Restricted Shares/Units	0	0	1,096,523
Performance Shares/Units (2)	4,575,300	2,453,760	2,662,504	Performance Shares/Units	0	1,744,890	0
Sub-Total	$6,999,756	$5,801,411	$7,315,578	Sub-Total	$0	$1,744,890	$1,096,523
				LTI: Unrealized Values
				Performance Cash	$0	$0	$0
				Options (6)	625,394	752,013	903,188
				Restricted Shares/Units	0	0	0
				Performance Shares/Units (6)	0	0	0
				Sub-Total	$625,394	$752,013	$903,188

Total TDC	$10,824,756	$9,626,411	$11,140,578	Total TDC	$2,692,694	$3,996,903	$3,499,711
				% of Target TDC	25%	42%	31%

(1)	Reflects amounts approved by the Committee during the applicable fiscal year and effective in April of that year.

(2)	For 2014, reflects amounts disclosed in the Grants of Plan-Based Awards table on page 56.
(3)	Reflects 50% of the target value for each year of the special one-time performance-based cash retention award granted to Mr. Weiss in 2013 based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 (“Relative TSR”) over the two-year period commencing on the first day of fiscal year 2013 and ending on the last day of fiscal year 2014. Refer to note 5 below and to “—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 47 for more detailed information regarding the award.
(4)	Reflects amounts disclosed in the Summary Compensation Table on page 54 for the applicable fiscal year.
(5)	The $0 value attributed to this award reflects that Relative TSR fell below the threshold goal for the 2013-2014 period. Accordingly, Mr Weiss received no payout under this special one-time reward.
(6)	Reflects awards disclosed in the Outstanding Equity Awards at Fiscal Year End table on page 57 displayed by grant year. The $0 value attributed to the 2014 performance units reflects the fact that through the end of the first fiscal year of the two-year performance period, the Company is not expected to meet the threshold goal for the long-term equity incentive awards granted to the CEO in 2014. The values shown for options reflect the Black-Scholes value with share price, volatility, expected term, and risk free rate assumptions as of the Company’s fiscal year end as follows:
•	Stock price of $13.08 as of January 30, 2015.
•	Volatility of 54.7%, which represents the assumption used for fiscal year 2014 awards.
•

Expected term of 4.4 years, 4.9 years, and 5.5 years for the 2012, 2013, and 2014 awards, respectively. These values were calculated by multiplying the ratio of the expected term at grant divided by the original term to the remaining term at February 1, 2015.

•	Risk free rate of 1.18% for the 2012, 2013, and 2014 awards. These values reflect the yield as of January 30, 2015 of a U.S. Treasury with a term closest to the expected term of the option.

How We Determine Executive Compensation

Determining Compensation for the CEO

The Committee works directly with Frederic W. Cook & Co. (“F.W. Cook”) to obtain independent market data, analysis, and advice related to our CEO’s total compensation package. The Committee, together with F.W. Cook, present a recommended pay package for our CEO to the independent directors of the Board for further review, discussion, and approval. Mr. Weiss did not participate in any deliberations with regard to his own compensation and Mr. Kornberg, the current CEO, did not and will not participate in any deliberations regarding his own compensation. The Committee takes multiple factors into consideration when determining the appropriate CEO compensation package, including the CEO’s existing compensation, the Company’s performance, the CEO’s individual performance and qualifications, peer group CEO pay levels, competitor and industry performance, our compensation objectives, and our business and succession plans.

As detailed in prior proxy statements, Mr. Weiss, our former CEO, played a unique role in our Company’s success, starting with his joining the Company in 1980 when it was just an eight-store experimental division of Limited Brands (now known as L Brands). Based on his unique role and experience, the Committee recommended a pay level structure that would provide him with an opportunity to earn at approximately the 75th percentile for CEOs within our peer group (excluding the special one-time cash retention award granted in fiscal 2013). Achieving this level of compensation, however, was contingent on meeting challenging performance targets. As detailed above, because actual financial performance has been significantly below targeted levels of financial performance, Mr. Weiss’ actual realizable compensation has been much less than targeted compensation.

The benchmarking of Mr. Weiss’ compensation reflected his unique role and experience. Mr. Kornberg’s compensation package has largely the same structure except the Committee currently believes his compensation should be at or near the median level of our peer companies.

Determining Compensation for the Other NEOs

Each year, the Committee approves a compensation package for each of our executive officers that is consistent with our compensation objectives. As part of the review and approval process, at the Committee’s request, our CEO and Senior Vice President of Human Resources make recommendations for the upcoming year to the Committee regarding NEO compensation (other than for the CEO). The recommendations are based on individual performance, compensation data compiled from independent third-party executive compensation surveys, publicly available data from our peer group companies, and feedback and insights from management’s compensation consultant (Hay Group), all of which is summarized by management and shared with the Committee. The Committee has an opportunity to review, analyze, and discuss the information and recommendations with its independent compensation consultant, F.W. Cook, and outside the presence of management. The Committee gives considerable weight to the CEO’s evaluation of the other NEOs when approving other NEO compensation because of the CEO’s direct knowledge of each executive officer’s performance and contributions.

The Role of Peer Companies and Benchmarking

How The Peer Group is Determined. The Committee selects our peer group companies based on such factors as business focus, competition for executive talent, geographic proximity of corporate locations, size of business, and publicly available compensation data. The size of the group has been established so as to provide sufficient market data across the range of senior positions at Express. The Committee annually evaluates whether companies should be added to or removed from our peer group companies. No changes were made to the Company’s peer group in 2014.

Our peer group is comprised of the following retail companies:

Abercrombie & Fitch	Chico’s FAS	Kate Spade
Aeropostale	Children’s Place Retail Stores	Men’s Wearhouse
American Eagle Outfitters	DSW	New York & Company
Ann Taylor Stores	The Finish Line	Stage Stores
Ascena Retail Group	Genesco	Urban Outfitters
Buckle	Guess?

The following chart compares the Company’s revenue and market capitalization to the median revenue and market capitalization for its peer group.

In Billions	Express	Peer Group Median

Annual Revenue*	$2.2	$2.4
Market Capitalization*	$1.1	$1.8

* Revenue based on publicly available information for the trailing four quarters as of March 17, 2015. Market capitalization is as of January 30, 2015 (the last trading day of the Company’s 2014 fiscal year).

How The Peer Group is Used. The Committee reviews both compensation and performance at peer companies to support its decision-making process so it can set total compensation levels that it believes are consistent with our compensation objectives to pay for performance and pay competitively. The Committee does not strictly set compensation at a given level relative to its peers (e.g., median), except that, as noted, for Mr. Weiss, the Committee historically benchmarked target compensation at approximately the 75th percentile. The pay positioning of individual executives varies based on their competencies, skills, experience, and performance, as well as internal alignment and pay relationships. Actual total compensation earned may be more or less than target based on Company performance results during the performance period.

It is important to note that benchmarking at the 75th percentile represented CEO compensation opportunity only; 87% of 2014 CEO total direct compensation was variable with a significant portion subject to challenging performance targets. Accordingly, in 2014, realizable total direct compensation for our CEO was actually 69% below target reflecting that (i) no cash incentive compensation was paid, (ii) no payout was made under the special one-time cash retention award granted to our CEO in 2013, and (iii) no performance-based restricted stock units granted in 2014 are expected to be earned.

The Role of the Stockholder Say-on-Pay Vote

The Company regularly engages with stockholders upon request. The Committee considers feedback from stockholders, including when making compensation decisions. At the Company’s 2014 annual meeting, stockholders expressed strong support for the compensation of our NEOs with over 95% of the votes cast in support of our “say-on-pay” proposal. The Committee considered this vote as demonstrating strong support for the overall design and results of our compensation program in 2013, which included challenging performance targets and a strong alignment between pay and performance. Accordingly, the program design was substantially the same for 2014.

The Role of the Committee’s Compensation Consultant

The Committee engages an independent executive compensation consultant to advise the Committee about our executive compensation program and practices. The Committee selected F.W. Cook as its independent consultant for 2014.

The Committee has determined that the work of F.W. Cook did not raise any conflicts of interest in 2014. In making this assessment, the Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act, including the fact that F.W. Cook does not provide any other services to the Company, the level of fees received from the Company as a percentage of F.W. Cook’s total revenue, policies and procedures employed by F.W. Cook to prevent conflicts of interest, and whether the individual F.W. Cook advisers to the Committee own any of the Company’s stock or have any business or personal relationships with members of the Committee or our executive officers.

Risk Considerations

Each year, the Committee reviews the Company’s various incentive compensation programs and practices and the processes for implementing these programs to determine whether they encourage decision-making that could expose the Company to unreasonable risks of material adverse consequences. Based on its review, the Committee confirmed that the Company’s compensation program is not likely to encourage unnecessary risk taking and the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. Refer to “Corporate Governance—Risk Oversight—Analysis of Risk in our Compensation Program” on page 21 for additional information.

What We Pay and Why: Elements of Compensation

As discussed throughout this CD&A, the compensation policies applicable to our NEOs are reflective of our objective to pay for performance, whereby a significant portion of both cash and equity-based compensation is contingent upon the achievement of measurable financial objectives and enhanced equity value, as opposed to base salary and perquisites not directly linked to objective financial performance. This compensation mix is intended to drive executive officers to enhance stockholder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity-based incentives; and

•	certain additional executive benefits and perquisites.

Base salary, performance-based cash incentives, and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, are intended to substantially satisfy our program’s overall objectives.

The Committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives; however, it does not apply any rigid allocation formula in setting our executive compensation, and the Committee may make adjustments to this approach for various positions on a case-by-case basis as appropriate.

In addition, we believe that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and we seek to ensure that the overall compensation package is competitive at the time the package is negotiated with the executive officer.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. NEO base salaries reflect the Company’s compensation objectives, with each salary determined by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, peer group and other publicly available compensation data, and individual performance.

The annual base salaries in effect for each of our NEOs as of January 31, 2015 are shown in the following table:

Name	2013 Fiscal Year End	Changes to Base Salary During 2014	2014 Fiscal Year End
Michael A. Weiss	$1,500,000	No change since 2011. Effective January 30, 2015 Mr. Weiss retired as CEO of the Company.	—
David G. Kornberg	$700,000	Effective January 30, 2015, Mr. Kornberg was promoted from President to President & CEO and his base salary was increased from $700,000 to $900,000 in connection with this promotion.	$900,000
Matthew C. Moellering	$750,000	No change since 2013.	$750,000
Colin Campbell	$555,000	No change since 2013.	$555,000
John J. (“Jack”) Rafferty	$555,000	No change since 2013.	$555,000
D. Paul Dascoli	$500,000	No change since 2013.	$500,000

Consistent with the executive compensation decision making progress described above, in March 2015, the Committee approved annual base salary increases for Mr. Moellering (from $750,000 to $769,000), Mr. Campbell and Mr. Rafferty (each from $555,000 to $569,000), and Mr. Dascoli (from $500,000 to $513,000).

The annual base salary of Mr. Kornberg, President & CEO, was not changed and remains at $900,000.

Performance-Based Incentives

Short-Term Incentives

Our short-term performance-based cash incentive program provides our NEOs with incentive payment opportunities for each six-month operating season. These incentive payment opportunities are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met. Using short-term incentives tied to the traditional retail selling seasons of Spring (February through July) and Fall (August through January) allows us to establish appropriately challenging performance targets that align business performance expectations with the seasonal nature of our business and prevailing market and economic conditions.

2014 Short-Term Incentive Cash Compensation

The financial performance goals under the short-term cash incentive program for 2014 were based on operating income, subject to adjustments for certain extraordinary items. Operating income is used because it is a performance measure over which executives can have significant impact, and is also directly linked to the Company’s long-range growth plan which drives stockholder value. There were no adjustments made for non-core operating items in 2014 for purposes of determining whether the performance targets had been achieved.

The Committee sets the performance goals at the beginning of each six-month season based on an analysis of (i) historical performance, (ii) internal financial plans, and (iii) general economic conditions.

The target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. For 2014, the amount of performance-based cash incentive opportunity for participating executives ranged from zero to double their incentive target, based upon the extent to which the performance goals were achieved or exceeded. The threshold, target, and maximum short-term performance-based cash incentive payout opportunities for our NEOs for 2014 are set forth in the “Grants of Plan-Based Awards” table on page 56.

The short-term incentive cash compensation target as a percentage of base salary in effect for each of our NEOs for 2014 is shown below:

	Annual Short-Term Incentive Payout Opportunity at Target (as a % of Base Salary)
Name	2013 Fiscal Year End	Changes to Short-Term Incentives During 2014	2014 Fiscal Year End
Michael A. Weiss	155%	No change in 2014. Effective January 30, 2015 Mr. Weiss retired as CEO of the Company.	—
David G. Kornberg	80%	Effective January 30, 2015, Mr. Kornberg was promoted from President to President & CEO and received an increase in target payout opportunity from 80% to 120% in connection with this promotion.	120%
Matthew C. Moellering	85%	No change in 2014.	85%
Colin Campbell	60%	No change in 2014.	60%
John J. (“Jack”) Rafferty	65%	No change in 2014.	65%
D. Paul Dascoli	60%	No change in 2014.	60%

The following tables show (1) each NEO’s performance-based cash incentive targets and actual payout as a percentage of base salary, and (2) the operating income goals used to determine the cash incentive payment for 2014. In 2014, the Company failed to achieve both the Spring and Fall operating income performance thresholds. Accordingly, our NEOs did not receive any cash incentive compensation in 2014.

	Spring 2014					Fall 2014
	Percentage of Annual Base Salary (February 2014 through July 2014)					Percentage of Annual Base Salary (August 2014 through January 2015)

Name	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Actual Payout	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Actual Payout

Michael A. Weiss	0%	12.4%	62.0%	124.0%	0%	0%	18.6%	93.0%	186.0%	0%

David G. Kornberg	0%	6.4%	32.0%	64.0%	0%	0%	9.6%	48.0%	96.0%	0%

Matthew C. Moellering	0%	6.8%	34.0%	68.0%	0%	0%	10.2%	51.0%	102.0%	0%

Colin Campbell	0%	4.8%	24.0%	48.0%	0%	0%	7.2%	36.0%	72.0%	0%

John J. (“Jack”) Rafferty	0%	5.2%	26.0%	52.0%	0%	0%	7.8%	39.0%	78.0%	0%

D. Paul Dascoli	0%	4.8%	24.0%	48.0%	0%	0%	7.2%	36.0%	72.0%	0%

Performance Goal	Amount for Minimum Payout	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved	Amount for Minimum Payout	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved

Operating Income (in millions)	< $92.0	$92.0	$102.0	>= $112.0	$29.6	< $117.0	$117.0	$134.0	>= $146.0	$107.0

2015 Short-Term Incentive Cash Compensation

In 2015, we expect to continue with our short-term incentive cash compensation program using operating income as the performance metric. The minimum, threshold, target, and maximum payouts as a percentage of base salary are planned to stay the same in 2015.

We do not believe that disclosure of our 2015 performance goals is relevant to an understanding of compensation for 2014. Our 2015 short-term performance goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

Long-Term Incentives

Our long-term equity incentive awards are generally intended to accomplish the following main objectives: (1) create a direct correlation between the Company’s financial performance and stock price and compensation paid to our NEOs; (2) retention of our NEOs; (3) assist in building equity ownership of our NEOs to increase alignment with long-term stockholder interests; (4) attract and motivate key employees; (5) reward participants for performance in relation to the creation of stockholder value; and (6) deliver competitive levels of compensation consistent with our compensation objectives. Equity-based awards for our NEOs are determined on a position-by-position basis using survey data for corresponding positions in our peer group, the individual’s job responsibilities, and individual performance.

Executives are generally granted equity-based awards as part of our annual merit review process consistent with the executive compensation decision making process described above. During this process, the Committee determines the appropriate overall value and mixture of each equity-based grant for the NEOs based on the objectives set forth above.

For 2014, the Committee and Board determined that Mr. Weiss would receive a mixture of long-term incentives comprised of approximately 50% performance-based restricted stock units with performance and time-based vesting criteria, 25% restricted stock units with time-based vesting, and 25% stock options with time-based vesting, based on total grant date fair value. Other NEOs received a mixture of long-term incentives comprised of approximately 50% performance-based restricted stock units with performance and time-based vesting criteria, 30% restricted stock units with time-based vesting, and 20% stock options with time-based vesting, based on total grant date fair value. The grants are shown in the following tables.

2014 Stock Options

In April 2014, the Company granted our NEOs the following non-qualified stock options:

Name	Number of Non-Qualified Stock Options Granted
Michael A. Weiss	155,158
David G. Kornberg	26,050
Matthew C. Moellering	23,311
Colin Campbell	12,122
John J. (“Jack”) Rafferty	12,122
D. Paul Dascoli	10,956

One-fourth of the stock options are scheduled to vest on April 15, 2015, 2016, 2017, and 2018, subject to continued employment with the Company (or subject to continued service with the Company as non-executive Chairman in the case of Mr. Weiss).

The exercise price for stock options is set at the most recent closing trading price prior to the grant date. Options vest over multiple years and are exercisable for 10 years after grant, which furthers stockholder alignment by encouraging a focus on long-term growth and stock performance.

2014 Time-Based Restricted Stock Units

In April 2014, the Company granted our NEOs the following time-based restricted stock units:

Name	Number of Time-Based Restricted Stock Units
Michael A. Weiss	83,832
David G. Kornberg	21,112
Matthew C. Moellering	18,892
Colin Campbell	9,824
John J. (“Jack”) Rafferty	9,824
D. Paul Dascoli	8,880

One-fourth of the restricted stock units are scheduled to vest on April 15, 2015, 2016, 2017, and 2018, subject to continued employment with the Company. For Mr. Weiss, in recognition of his valued service and in connection with his retirement, the Committee approved the accelerated vesting of these awards. Accordingly, for Mr. Weiss, all of the time-based restricted stock units became fully vested on January 30, 2015, the effective date of his retirement.

2014 Performance-Based Restricted Stock Units

The following chart identifies the performance metric, performance levels, the performance levels as a percentage of the target goal, corresponding payouts as a percentage of the target performance-based restricted stock unit grant, and actual performance as of the end of fiscal 2014, under the Company’s performance-based equity incentive awards for 2014.

Performance Metric:	Performance Level	Company Performance (as a % of target)	% of Performance Shares Earned	Actual Performance
2014-2015 Adjusted Earnings Per Diluted Share	Below Threshold	Less than 75%	0% of target grant	To be determined at end of 2015. Tracking at no payout.
	Threshold	75%	75% of target grant
	Target	100%	100% of target grant
	Maximum	125% or higher	125% of target grant

The following table shows the range of possible payouts for the performance-based restricted stock units granted to each NEO in 2014.

	Number of Shares Underlying Performance-Based Restricted Stock Units that are Eligible to Vest
Name	Minimum	Threshold	Target	Maximum
Michael A. Weiss	0	125,748	167,664	209,580
David G. Kornberg	0	30,876	41,168	51,460
Matthew C. Moellering	0	27,629	36,839	46,048
Colin Campbell	0	14,367	19,157	23,946
John J. (“Jack”) Rafferty	0	14,367	19,157	23,946
D. Paul Dascoli	0	12,986	17,315	21,643

The number of performance-based restricted stock units that vest will be determined based on the Company’s adjusted earnings per diluted share for the two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year, compared to the performance goals established by the Committee. The number of performance-based restricted stock units that vest are interpolated between the threshold and target or target and maximum performance goals if the actual result is an amount between such goals.

If the threshold performance goal is not met, no performance-based restricted stock units will be earned by any of our NEOs. The threshold performance goal set by the Committee for the 2014-2015 period was adjusted earnings per diluted share of $2.21. In fiscal 2014, the Company’s earnings per diluted share was $0.81. There were no adjustments to earnings per share in 2014. Fiscal 2015 adjusted earnings per diluted share will need to be at least $1.40 in order for there to be any payout under these awards. The Company is not expected to meet the threshold goal for the performance-based restricted stock units granted in 2014.

One-half of the performance-based restricted stock units, if any, that are earned based on achievement of the performance goals are scheduled to vest on April 15, 2016 and 2017, subject to continued employment with the Company. For Mr. Weiss, in recognition of his valued service and in connection with his retirement, the Committee approved the accelerated vesting of these awards. Accordingly, for Mr. Weiss, any of the performance-based restricted stock units that are earned based on achievement of the performance goals, will become fully vested on the date that achievement of the performance criteria is determined by the Committee.

For grant and vesting purposes, “adjusted earnings per diluted share” means the Company’s earnings per diluted share calculated in accordance with GAAP, adjusted to exclude the impact of any non-core operating costs consistent with past practice for debt extinguishment and one-time transaction costs.

2015 Long-Term Equity Incentive Compensation

In March 2015, our NEOs were granted the equity awards shown in the table below:

Name	Non-Qualified Stock Options	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units
			Minimum	Threshold	Target	Maximum
David G. Kornberg	77,022	85,885	0	92,138	122,850	153,563
Matthew C. Moellering	19,255	21,498	0	27,181	36,241	45,301
Colin Campbell	10,109	11,287	0	14,270	19,026	23,783
John J. (“Jack”) Rafferty	10,109	11,287	0	14,270	19,026	23,783
D. Paul Dascoli	8,665	9,674	0	12,231	16,308	20,385

One-fourth of the stock options and one-fourth of the time-based restricted stock units are scheduled to vest on April 15, 2016, 2017, 2018, and 2019, subject to continued employment with the Company.

The number of performance-based restricted stock units that vest will be determined based on the Company’s adjusted earnings per diluted share for the three-year period commencing on the first day of the Company’s 2015 fiscal year and ending on the last day of the Company’s 2017 fiscal year, compared to the performance goals established by the Committee. The performance-based restricted stock units that are earned based on achievement of the performance goals are scheduled to vest on April 15, 2018, subject to continued employment with the company. The range of possible payouts for the performance-based restricted stock units are set forth in the table above. The number of performance-based restricted stock units that vest will be determined using straight line interpolation if adjusted earnings per diluted share over the performance period is an amount between performance goals.

We do not believe that disclosure of our three-year adjusted earnings per share goals are relevant to an understanding of compensation for 2014. Our long-term performance goals for the 2015-2017 period are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

Succession Planning & Special CEO Retention Award

In April 2013, the Committee awarded Mr. Weiss a special one-time cash retention award in order to support the Board’s succession planning process and desire for leadership continuity. This performance-based award was based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 (“Relative TSR”) over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. The performance targets and range of possible payouts for this award are set forth in the following table. Mr. Weiss received no payout for this award because Relative TSR for the relevant period was less than the 25th percentile.

	Minimum	Threshold Goal	Target Goal	Above Target Goal	Maximum
Percentile Ranking of Company TSR vs. S&P 500	Less than 25th percentile	25th percentile	50th percentile	75th percentile	90th percentile or higher
Payout	$0	$2 million	$4 million	$6 million	$8 million

Retirement of Mr. Weiss

In July 2014, our CEO Michael Weiss announced his intention to retire as CEO of the Company. Mr. Weiss’ retirement became effective on January 30, 2015, the last business day of the Company’s

2014 fiscal year. In recognition of his valued service and in connection with his retirement, on January 30, 2015, the Committee approved the accelerated vesting for certain of Mr. Weiss’ outstanding equity awards, as follows:

•

Performance-Based Restricted Stock Units Granted in 2013. Performance-based restricted stock units granted to Mr. Weiss in 2013 that were earned based on performance but remained subject to time-based vesting terms, consisting of 58,573 restricted stock units, became fully vested on January 30, 2015. Absent Committee action, these awards would have vested on April 15, 2015, subject to Mr. Weiss’ continued service as Chairman.

•

Restricted Stock Units Granted in 2014. All of the restricted stock units granted to Mr. Weiss in 2014 that were subject to time-based vesting, consisting of 83,832 restricted stock units, became fully vested on January 30, 2015. One-fourth of these restricted stock units otherwise would have vested on April 15, 2015, 2016, 2017, and 2018, subject to Mr. Weiss’ continued service as Chairman.

•

Performance-Based Restricted Stock Units Granted in 2014. Any performance-based restricted stock units granted to Mr. Weiss in 2014 that become earned based on performance will become fully vested on the date achievement of the performance criteria is determined by the Committee. As previously discussed, it is not expected that any performance-based restricted stock units granted in 2014 will actually be earned. See “—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—2014 Performance-Based Restricted Stock Units” on page 46 for more information.

As a result of the acceleration of these awards, the incremental value to Mr. Weiss, based on the January 30, 2015 closing stock price, was (i) $766,135 of incremental value as a result of the acceleration of the 2013 performance-based restricted stock units, (ii) $1,096,523 of incremental value as a result of the acceleration of the 2014 restricted stock units, and (iii) no incremental value as a result of the acceleration of the 2014 performance-based restricted stock units.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Committee believes are reasonable and in the best interests of the Company and its stockholders. Consistent with our compensation objectives, we provide benefits for our executive officers, including retirement plans, life insurance benefits, housing relocation benefits, paid time off, and other perquisites described below. The Committee, in its discretion, may revise, amend, or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to materially change the levels of benefits we provide, except that, effective January 30, 2015, we no longer provide our CEO with either an allowance for the use of a private aircraft for personal air travel or a reimbursement allowance for use of a private residence.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the Company at this time. We sponsor a tax-qualified defined contribution retirement plan and a non-qualified defined contribution retirement plan. Participation in the qualified plan is available to employees who meet certain age and service requirements. Participation in the non-qualified plan is made available to employees who meet certain age, service, and job level requirements. Our executive officers participate in these plans based on these requirements.

Qualified Retirement Plan

The qualified plan is available to all eligible employees, including executive officers, and allows them to elect to make contributions up to the maximum limits allowable under Section 401(k) of the Internal Revenue Code (the “Code”). We match 100% of employee deferrals, limited to deferrals of up to 4% of compensation not in excess of the IRS Qualified Plan Maximum Compensation Limit. Employees’ contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to a vesting schedule where employees begin vesting after two years of service and are fully vested after six years of service. Please refer to footnote 7 to the Summary Compensation Table on page 54 for details of Company contributions.

Non-qualified Deferred Compensation Plan

The non-qualified deferred compensation plan is available to all director-level and above employees and is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The plan permits participating employees to elect contributions up to a maximum of 3% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit. We match 200% of employees’ contributions. The plan also permits employees to defer additional compensation of up to 75% of base salary and/or 75% of short-term incentive cash compensation of which we do not match. Employees’ accounts are credited with interest using a rate determined annually based on factors or indices, including the borrowing rates available to the Company. The interest rate for the 2014 plan year was 5.2%. Employees’ contributions and the related interest vest immediately. Company contributions and credits and the related interest are subject to a vesting schedule where employees begin vesting after two years of service and are fully vested after six years of service. Employees generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of employees’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to ten years as elected by the participant. Please refer to footnote 7 to the Summary Compensation Table table on page 55 for details of Company contributions.

Changes for 2014

Effective in 2014, as a cost savings measure, the Company discontinued its practice of making contributions to the qualified retirement plan and the non-qualified deferred compensation plan, other than matching contributions.

Health and Welfare Benefits

Executive Life Insurance

We provide all executive officers with executive life insurance that offers a benefit equal to two times their annual base salary up to a maximum of $2 million.

Executive Disability Insurance

We provide all executive officers with disability coverage that provides a benefit of 100% base salary continuation for up to 365 days and then 60% of the executive’s base salary plus the annual average of the last three years of incentive cash compensation, up to a maximum benefit of $25,000 per month.

Perquisites

Personal Use of Airplane

Pursuant to his employment agreement, in 2014, Mr. Weiss was eligible to use a private aircraft for business travel and for personal travel up to a maximum of 100 hours per year. Mr. Kornberg is not eligible to use private aircraft for personal travel.

Housing Allowance

In 2014, we provided Mr. Weiss with a reimbursement allowance for the business use of a private residence in New York City, used when Mr. Weiss was required to be at our New York design studio or otherwise required by us to be in the New York City area. This allowance was discontinued upon Mr. Weiss’ retirement.

Other Corporate Governance Considerations in Compensation

Compensation Clawback Policy

The Committee has approved a policy concerning the recovery of incentive compensation. This policy applies to performance-based awards paid to our NEOs as well as other key executives.

Under the policy, in the event of a material restatement of the Company’s financial results, the Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount of a cash incentive award paid or to be paid, or the shares vested or to be vested of a performance-based long-term incentive award would have been less had the financial statements been correct, the Committee will adjust and recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010.

Stock Ownership Guidelines

We have stock ownership requirements for our executives to further build commonality of interest between management and stockholders and to encourage executives to think and act like owners. Our current stock ownership guidelines are as follows:

Chief Executive Officer	Lesser of 5x annual base salary or 200,000 shares
Chief Operating Officer	Lesser of 3x annual base salary or 75,000 shares
Other Executive Officers	Lesser of 2x annual base salary or 40,000 shares
Senior Vice Presidents	Lesser of 1x annual base salary or 16,000 shares
Board Members	Lesser of 3x annual retainer or 12,000 shares

The executive officers and Board members have five years to meet the guidelines. To avoid fluctuating ownership requirements, except upon a promotion, once an individual has achieved the ownership guidelines, they will be considered to have satisfied the requirements as long as the shares used to meet the underlying requirements are retained. The Committee annually reviews individual executive and director stock ownership levels. During the Committee’s most recent review of ownership levels, it was confirmed that Mr. Weiss holds stock well in excess of five times his annual base salary and that the other NEOs currently meet or are on track to meet the applicable ownership guideline.

Employment and Severance Agreements

Prior to our initial public offering (“IPO”), we entered into employment agreements with Messrs. Kornberg, Moellering, Campbell, Rafferty, and Weiss. We entered into a second amended and restated employment agreement with Mr. Kornberg in connection with his promotion from President to President and CEO, effective January 30, 2015. We are also a party to a severance agreement with Mr. Dascoli. Please refer to the “Employment Related Agreements” section beginning on page 60 for more detail.

Severance and Post-Employment Benefits

Please refer to “—Potential Payments Upon Termination and Change-in-Control” on page 64 for information regarding potential payments upon termination and change-in-control and to “—Employment Related Agreements” beginning on page 60 for more detail.

Policy Regarding Timing of Stock-Based Awards

The Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and has adopted a specific policy around this process.

The Committee generally grants equity awards annually during the first quarter in a given fiscal year at the Board’s first regularly scheduled in-person meeting for the year. To the extent that equity awards are granted at other times throughout the year, such grants are generally made on the 15th calendar day of a month.

Trading Controls

Executive officers, including our NEOs, are required to receive pre-approval from the Company’s General Counsel prior to entering into any transactions in Company securities. Generally, trading is permitted only during specified trading periods.

From time to time, certain of our executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934 (“10b5-1 plans”). 10b5-1 plans permit our executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for financial planning purposes.

Our Insider Trading Policy requires that our General Counsel pre-approve any new 10b5-1 plan, or any modification or termination of such a plan, and provides that executive officers may enter into or modify a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. Moreover, any 10b5-1 plan must include a waiting period between establishment or modification of the plan and any transaction pursuant to the plan. In addition, our executive officers are generally prohibited from entering into overlapping 10b5-1 plans, engaging in transactions in Company stock outside of any 10b5-1 plan then in effect, and amending or terminating plans absent unforeseen events such as a change in personal financial circumstances.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Code Section 162(m) (“162(m)”).162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under 162(m). However, under a 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than stock options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of 162(m) unless such rights or awards are earned based on pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. In 2012 our stockholders approved the performance goals and annual grant limitations under the 2010 Plan.

We consider the impact of 162(m) when developing and implementing our executive compensation program. Cash incentive awards and performance-based equity awards, including stock options, generally are designed to meet the deductibility requirements. We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under 162(m). Amounts paid under any of our compensation programs, including salaries, cash incentive awards, performance stock awards, and other equity awards, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

Many other Code provisions, SEC regulations, and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective, and maintain flexibility in order to accomplish executive compensation program objectives.

Compensation and Governance Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended January 31, 2015.

Compensation and Governance Committee

Mylle H. Mangum, Chair

Sona Chawla

Theo Killion

Peter S. Swinburn

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

The Summary Compensation Table and the Grants of Plan-Based Awards should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the years ended January 31, 2015, February 1, 2014, and February 2, 2013, referred to as 2014, 2013, and 2012, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)	Total ($)

Michael A. Weiss Chairman & Former CEO	2014	1,500,000	—	3,993,756	1,321,822	—	23,304	605,251	7,444,133
	2013	1,500,000	—	2,453,760	1,347,651	—	6,531	909,693	6,217,635
	2012	1,528,846	—	4,575,300(6)	2,424,456	567,300	12,686	782,742	9,891,330(6)

David G. Kornberg President & CEO	2014	700,000	—	989,006	221,925	—	29,651	135,078	2,075,660
	2013	700,000	500,000	672,753	317,667	—	8,802	161,374	2,360,596
	2012	633,654	—	791,913	395,728	102,480	28,867	159,958	2,112,600

Matthew C. Moellering Executive Vice President & Chief Operating Officer	2014	750,000	—	885,008	198,591	—	25,908	96,479	1,955,986
	2013	742,308	—	747,523	352,963	—	7,777	150,779	2,001,350
	2012	704,808	—	837,543	417,389	145,180	23,815	188,852	2,317,587

Colin Campbell	2014	555,000	—	460,218	103,270	—	69,504	117,282	1,305,274
Executive Vice President— Sourcing and Production	2013	553,461	500,000	388,715	183,541	—	20,454	141,460	1,787,631

John J. (“Jack”) Rafferty Executive Vice President— Planning and Allocation	2014	555,000	—	460,218	103,270	—	103,869	81,583	1,303,940

D. Paul Dascoli Senior Vice President, Chief Financial Officer & Treasurer	2014	500,000	—	415,977	93,336	—	13,914	52,746	1,075,973
	2013	494,615	—	355,047	167,657	—	3,590	36,906	1,057,815
	2012	471,346	—	133,951	66,766	56,730	11,046	37,928	777,767

(1)	We follow a 52/53-week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal years 2014 and 2013 consisted of 52 weeks; fiscal year 2012 consisted of 53 weeks.
(2)	For 2013, includes special retention bonuses awarded to Messrs. Kornberg and Campbell in 2011 and paid out in 2013.
(3)	Reflects the aggregate grant date fair value of awards granted in the applicable year. For 2014, the amounts reflect the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units at target. The number of performance-based restricted stock units that vest will be determined based on the Company’s adjusted earnings per diluted share for the two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year, compared to the performance goals established by the Committee. The Company is not expected to meet the threshold goal established by the Committee under this award. Therefore, no performance-based restricted stock units are expected to be earned. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—2014 Performance-Based Restricted Stock Units” on page 46 for more information regarding this award. For 2013, the amounts reflect the aggregate grant date fair value of performance-based restricted stock units at target, even though the performance-based restricted stock units were earned at 83.5% of target. These values have been determined based on the assumptions and methodologies set forth in Note 10 of the Company’s financial statements included in its Annual Report on Form 10-K for the year ended January 31, 2015.

(4)	Because threshold performance targets were not met, no payouts were made under the short-term performance-based cash incentive program for either 2014 or 2013. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives—2014 Short-Term Incentive Cash Compensation” for more information. For Mr. Weiss, reflects that no payout was made in 2014 under the special one-time cash retention award granted to him in 2013. Refer to “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 47 for more information regarding the award.
(5)	We do not sponsor any tax-qualified or non-qualified defined benefit retirement plans. For 2014, the amounts shown represent the amount by which earnings of 5.2% on each NEO’s non-qualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate.
(6)	Reflects performance-based restricted stock award at target, however, Mr. Weiss forfeited all of this performance-based restricted stock award because the Company did not achieve the threshold goal associated with this award. For 2012, his total compensation would have been $5,316,030 if the Company was not required to include the grant date fair value of the performance-based restricted stock award that Mr. Weiss did not receive in 2012.
(7)	The following table details All Other Compensation paid to each NEO during 2014:

Name	Executive Health Benefits ($)(a)	Executive Life and Disability Insurance ($)(b)	Personal Aircraft Usage ($)(c)	Housing Allowance ($)(d)	Charitable Contributions ($)(e)	Qualified Retirement Plan		Non-qualified Supplemental Retirement Plan		Total
						401(k) Company Match ($)(f)	Annual Company Contribution ($)(g)	Company Match ($)(h)	Annual Company Contribution ($)(i)
Michael A. Weiss	—	2,553	422,746	13,500	50,000	—	15,852	—	99,600	604,251
David G. Kornberg	—	2,171	—	—		10,231	15,852	26,400	80,424	135,078
Matthew C. Moellering	—	2,235	—	—		10,469	15,852	29,400	38,523	96,479
Colin Campbell	—	1,987	—	—		10,308	15,852	17,700	71,435	117,282
John J. (“Jack”) Rafferty	4,301	1,987	—	—		10,308	15,852	17,700	31,435	81,583
D. Paul Dascoli	—	1,917	—	—		10,405	11,889	14,400	14,135	52,746

(a)	For 2014, this includes the Company paid cost of executive physicals only. The Executive Medical Program was discontinued effective January 1, 2014.
(b)	Amounts represent the annual premiums paid by the Company for executive life insurance and executive disability insurance.
(c)	This represents the expense for use of purchased aircraft time for personal private aircraft usage for Mr. Weiss. Mr. Weiss’ use of a private aircraft for personal travel was limited to a maximum of 100 hours per year. Mr. Weiss was responsible for paying the taxes associated with this benefit. This benefit was discontinued upon Mr. Weiss’ retirement.
(d)	Amount includes payments to Mr. Weiss for lodging in a personal apartment in lieu of a hotel stay while on business in the New York City area. Mr. Weiss was responsible for paying the taxes associated with this benefit. This benefit was discontinued upon Mr. Weiss’ retirement.
(e)	This amount represents a 5-year, $10,000 per year college scholarship established by the Company in recognition of Mr. Weiss’ valued service and in connection with his retirement.
(f)	The Company matches 100% of 401(k) deferrals, limited to deferrals of up to 4% of compensation not in excess of the IRS Qualified Plan Maximum Compensation Limit. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.”
(g)	The Company contributes 3% of compensation up to the Social Security Wage Base (SSWB) plus 6% over the SSWB up to the IRS Qualified Plan Maximum Compensation Limit. The formula changes to 4% and 8% respectively after 5 years of service. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.” As a cost savings measure, this benefit was discontinued effective for 2014.
(h)	The Company matches 200% of employee deferrals (the maximum employee deferral for this plan is 3% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit). See “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Non-qualified Deferred Compensation Plan.”
(i)	The Company contributes 6% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit. The formula changes to 8% after 5 years of service. See “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Non-qualified Deferred Compensation Plan.” As a cost savings measure, this benefit was discontinued effective for 2014.

Grants of Plan-Based Awards

During 2014, each of our NEOs participated in our short-term performance-based cash incentive program under which each NEO was eligible for awards set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below. Because threshold performance targets were not met, no payouts were earned under this program as indicated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 54. In addition, each of our NEOs participated in our long-term equity incentive program under which each NEO was granted equity awards consisting of performance-based restricted stock units, time-based restricted stock units, and stock options. Each NEO is eligible to earn performance-based restricted stock units set forth under “Estimated Future Payouts Under Equity Incentive Plan Awards” below based on achievement of performance goals. For a detailed discussion of our long-term equity incentives, refer to “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives” beginning on page 44.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Weiss	—	465,000	2,325,000	4,650,000	—	—	—	—	—	—	—
	4/1/2014(1)	—	—	—	125,748	167,664	209,580	—	—	—	2,662,504
	4/1/2014(2)	—	—	—	—	—	—	—	155,158	15.88	1,321,822
	4/1/2014(3)	—	—	—	—	—	—	83,832	—	—	1,331,252
David G. Kornberg	—	174,400	872,000	1,744,000	—	—	—	—	—	—	—
	4/1/2014(1)	—	—	—	30,876	41,168	51,460	—	—	—	653,748
	4/1/2014(2)	—	—	—	—	—	—	—	26,050	15.88	221,925
	4/1/2014(4)	—	—	—	—	—	—	21,112	—	—	335,259
Matthew C. Moellering	—	127,500	637,500	1,275,000	—	—	—	—	—	—	—
	4/1/2014(1)	—	—	—	27,629	36,839	46.048	—	—	—	585,003
	4/1/2014(2)	—	—	—	—	—	—	—	23,311	15.88	198,591
	4/1/2014(4)	—	—	—	—	—	—	18,892	—	—	300,005
Colin Campbell	—	66,600	333,000	666,000	—	—	—	—	—	—	—
	4/1/2014(1)	—	—	—	14,367	19,157	23,946	—	—	—	304,213
	4/1/2014(2)	—	—	—	—	—	—	—	12,122	15.88	103,270
	4/1/2014(4)	—	—	—	—	—	—	9,824	—	—	156,005
John J. (“Jack”) Rafferty	—	72,150	360,750	721,500	—	—	—	—	—	—	—
	4/1/2014(1)	—	—	—	14,367	19,157	23,946	—	—	—	304,213
	4/1/2014(2)	—	—	—	—	—	—	—	12,122	15.88	103,270
	4/1/2014(4)	—	—	—	—	—	—	9,824	—	—	156,005
D. Paul Dascoli	—	60,000	300,000	600,000	—	—	—	—	—	—	—
	4/1/2014(1)	—	—	—	12,986	17,315	21,643	—	—	—	274,962
	4/1/2014(2)	—	—	—	—	—	—	—	10,956	15.88	93,336
	4/4/2014(4)	—	—	—	—	—	—	8,880	—	—	141,014

(1)	Reflects restricted stock units with performance-based and time-based vesting criteria granted under the 2010 Plan. The number of performance-based restricted stock units that vest will be determined based on the Company’s adjusted earnings per diluted share for the two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year, compared to the performance goals established by the Committee. The Company is not expected to meet the threshold goal established by the Committee for these awards. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—2014 Performance-Based Restricted Stock Units” on page 46 for more information.
(2)	Reflects stock options granted under the 2010 Plan. These awards vest in equal installments on April 15, 2015, 2016, 2017, and 2018.
(3)	Reflects restricted stock units granted under the 2010 Plan. These awards became fully vested on January 30, 2015, the effective date of Mr. Weiss’ retirement.
(4)	Reflects restricted stock units granted under the 2010 Plan. These awards vest in equal installments on April 15, 2015, 2016, 2017, and 2018.
(5)	Reflects the aggregate grant date fair value of performance-based restricted stock units at target, time-based restricted stock units, and stock options, as applicable. These values have been determined based on the assumptions and methodologies set forth in Note 10 of the Company’s financial statements included in its Annual Report on Form 10-K for the year ended January 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by each of our NEOs as of January 31, 2015.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
Michael A. Weiss	—	155,158 (1)	—	15.88	4/1/2024	—	—	—	—
	—	—	—	—	—	—	—	167,664 (2)	2,193,045
	48,880	97,760 (3)	—	17.49	4/2/2023	—	—	—	—
	120,800	60,400 (4)	—	25.25	3/22/2022	—	—	—	—
	532,500	—	—	18.51	2/18/2021	—	—	—	—
	250,000	—	—	17.00	5/12/2020	—	—	—	—
David G. Kornberg	—	26,050 (1)	—	15.88	4/1/2024	—	—	—	—
	—	—	—	—	—	21,112 (5)	276,145	—	—
	—	—	—	—	—	—	—	41,168 (2)	538,477
	8,550	25,650 (6)	—	17.49	4/2/2023	—	—	—	—
	—	—	—	—	—	21,520 (7)	281,482	—	—
	13,550	13,550 (8)	—	11.29	10/15/2022	—	—	—	—
	—	—	—	—	—	14,300 (8)	187,044	—	—
	8,630	8,630 (9)	—	25.25	3/22/2022	—	—	—	—
	—	—	—	—	—	9,288 (10)	121,487	—	—
	—	—	—	—	—	13,096 (11)	171,296	—	—
	18,750	6,250 (12)	—	18.51	2/18/2021	—	—	—	—
	—	—	—	—	—	3,250 (12)	42,510	—	—
	50,000	—	—	17.00	5/12/2020	—	—	—	—
Matthew C. Moellering	—	23,311 (1)	—	15.88	4/1/2024	—	—	—	—
	—	—	—	—	—	18,892 (5)	247,107	—	—
	—	—	—	—	—	—	—	36,839 (2)	481,854
	9,500	28,500 (6)	—	17.49	4/2/2023	—	—	—	—
	—	—	—	—	—	23,911 (7)	312,756	—	—
	15,410	15,410 (9)	—	25.25	3/22/2022	—	—	—	—
	—	—	—	—	—	16,585 (10)	216,932	—	—
	—	—	—	—	—	13,096 (11)	171,296	—	—
	37,500	12,500 (12)	—	18.51	2/18/2021	—	—	—	—
	—	—	—	—	—	6,500 (12)	85,020	—	—
	60,000	—	—	17.00	5/12/2020	—	—	—	—
Colin Campbell	—	12,122 (1)	—	15.88	4/1/2024	—	—	—	—
	—	—	—	—	—	9,824 (5)	128,498	—	—
	—	—	—	—	—	—	—	19,157 (2)	250,574
	4,940	14,820 (6)	—	17.49	4/2/2023	—	—	—	—
	—	—	—	—	—	12,434 (7)	162,637	—	—
	6,780	6,780 (9)	—	25.25	3/22/2022	—	—	—	—
	—	—	—	—	—	7,298 (10)	95,458	—	—
	—	—	—	—	—	13,096 (11)	171,296	—	—
	18,750	6,250 (12)	—	18.51	2/18/2021	—	—	—	—
	—	—	—	—	—	3,250 (12)	42,510	—	—
	40,000	—	—	17.00	5/12/2020	—	—	—	—

	Option Awards					Stock Awards

Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
John J. (“Jack”) Rafferty	—	12,122 (1)	—	15.88	4/1/2024	—	—	—	—
	—	—	—	—	—	9,824 (5)	128,498	—	—
	—	—	—	—	—	—	—	19,157 (2)	250,574
	4,940	14,820 (6)	—	17.49	4/2/2023	—	—	—	—
	—	—	—	—	—	12,434 (7)	162,637	—	—
	6,780	6,780 (9)	—	25.25	3/22/2022	—	—	—	—
	—	—	—	—	—	7,298 (10)	95,458	—	—
	—	—	—	—	—	13,096 (11)	171,296	—	—
	18,750	6,250 (12)	—	18.51	2/18/2021	—	—	—	—
	—	—	—	—	—	3,250 (12)	42,510	—	—
	50,000	—	—	17.00	5/12/2020	—	—	—	—
D. Paul Dascoli	—	10,956 (1)	—	15.88	4/1/2024	—	—	—	—
	—	—	—	—	—	8,880 (5)	116,150	—	—
	—	—	—	—	—	—	—	17,315 (2)	226,480
	4,512	13,538 (6)	—	17.49	4/2/2023	—	—	—	—
	—	—	—	—	—	11,357 (7)	148,547	—	—
	2,465	2,465 (9)	—	25.25	3/22/2022	—	—	—	—
	—	—	—	—	—	2,653 (10)	34,701	—	—
	18,750	6,250 (13)	—	22.33	10/17/2021	—	—	—	—
	—	—	—	—	—	2,500 (13)	32,700	—	—

(1)	Reflects stock options granted in 2014 under the 2010 Plan. These awards vest in equal installments on April 15, 2015, 2016, 2017, and 2018.
(2)	Reflects restricted stock units with performance-based and time-based vesting criteria granted in 2014 under the 2010 Plan at target. The number of performance-based restricted stock units that vest will be determined based on the Company’s adjusted earnings per diluted share for the two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year, compared to the performance goals established by the Committee. For Mr. Weiss, the earned portion of this award, if any, will become fully vested on the date that achievement of the performance criteria is determined by the Committee. For the other NEOs, the earned portion of these awards, if any, vest in equal installments on April 15, 2016 and 2017. The Company is not expected to meet the threshold goal established by the Committee for these awards. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—2014 Performance-Based Restricted Stock Units” on page 46 for further information regarding these awards.
(3)	Reflects stock options granted in 2013 under the 2010 Plan. These awards vest in equal installments on April 2, 2015 and 2016.
(4)	Reflects stock options granted in 2012 under the 2010 Plan. These awards vested on March 22, 2015.
(5)	Reflects restricted stock units granted in 2014 under the 2010 Plan. These awards vest in equal installments on April 15, 2015, 2016, 2017, and 2018.
(6)	Reflects stock options granted in 2013 under the 2010 Plan. These awards vest in equal installments on April 2, 2015, 2016, and 2017.
(7)	Reflects restricted stock units with performance-based and time-based vesting criteria granted in 2013 under the 2010 Plan. Reflects actual restricted stock units earned based on achievement of performance goals that continue to be subject to time-based vesting. These awards vest in equal installments on April 2, 2015 and 2016.
(8)	Reflects stock options or restricted stock, as applicable, granted in 2012 under the 2010 Plan. These awards vest in equal installments on October 15, 2015 and 2016.
(9)	Reflects stock options granted in 2012 under the 2010 Plan. These awards vest in equal installments on March 22, 2015 and 2016.

(10)	Reflects restricted stock with performance-based and time-based vesting criteria granted in 2012 under the 2010 Plan. Reflects actual restricted stock earned based on achievement of performance goals that continue to be subject to time-based vesting. These awards vest in equal installments on March 22, 2015 and 2016.
(11)	Reflects restricted stock granted in 2011 under the 2010 Plan. These awards vest on September 1, 2015.
(12)	Reflects stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. These awards vested on February 18, 2015.
(13)	Reflects stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. These awards vest on October 17, 2015.
(14)	Based on the January 30, 2015 closing stock price of $13.08.

Option Exercises and Stock Vested

The following table provides information relating to the stock awards that vested during 2014. There were no option awards exercised during 2014.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Michael A. Weiss	—	—	297,472	(2)	4,548,988	(2)

David G. Kornberg	—	—	25,941		414,362

Matthew C. Moellering	—	—	26,928		454,025

Colin Campbell	—	—	13,262		223,648

John J. (“Jack”) Rafferty	—	—	13,321		224,527

D. Paul Dascoli	—	—	9,419		150,323

(1)	Amounts reflect the market value of our common stock on the day the stock award vested.
(2)	Includes 83,832 restricted stock units, with a vesting date of January 30, 2015, which will be paid on July 30, 2015. The value of these units was $1,096,523 based on the closing stock price of $13.08 on January 30, 2015.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans. The Board or Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in the Company’s best interest.

Deferred Compensation

We provide a non-qualified deferred compensation plan for our executive officers. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Non-qualified Deferred Compensation Plan” on page 49. The following table provides the figures related to our Non-qualified Deferred Compensation Plan for 2014.

Name	Executive Contributions ($)	Company Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year End ($)

Michael A. Weiss	—	99,600	48,472	—	973,684

David G. Kornberg	13,200	106,824	61,674	—	1,256,458

Matthew C. Moellering	14,700	67,923	53,888	—	1,098,350

Colin Campbell	8,850	89,134	144,568	—	2,887,564

John J. (“Jack”) Rafferty	8,850	49,134	216,047	—	4,295,196

D. Paul Dascoli	99,508	28,535	28,942	—	632,626

(1)	These amounts were included in the All Other Compensation column of the Summary Compensation Table on page 54.
(2)	The above-market portion of these earnings was included in the Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employment Related Agreements

David G. Kornberg

Prior to our IPO, as part of our executive retention strategy, we entered into an employment agreement with Mr. Kornberg. In connection with Mr. Kornberg’s promotion from President to President and CEO, we entered into a second amended and restated employment agreement with Mr. Kornberg, effective January 30, 2015. The amended and restated employment agreement may be terminated at any time in the case of Mr. Kornberg’s resignation, death or disability, or termination by us.

The amended and restated employment agreement provides for an annual base salary that is subject to annual review for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of Mr. Kornberg’s base salary. See, “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” on page 43.

In addition, the amended and restated employment agreement provides that Mr. Kornberg is eligible for equity-based compensation awards that are commensurate with his performance and position. Mr. Kornberg is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

The amended and restated employment agreement includes customary restrictions with respect to the use of our confidential information and provides that all intellectual property developed or conceived by Mr. Kornberg while he is employed by us that relates to our business is Company property. During Mr. Kornberg’s term of employment with us and during the 12-month period immediately thereafter, Mr. Kornberg has agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business.

If Mr. Kornberg’s employment with the Company is terminated by the Company other than for cause, or by Mr. Kornberg for good reason, and Mr. Kornberg signs a general release, then Mr. Kornberg will be entitled to receive (1) his base salary and medical and dental benefits for 18 months following separation from the Company; (2) any unpaid bonus for any performance period ending prior to his separation from the Company, plus a pro rata amount of any actual bonus amount he would have been entitled to for the performance period in which a separation from the Company occurs had his employment continued, plus an amount equal to 1.5 times the target bonus he would have been entitled to had his employment continued for one year beyond his separation from the Company; and (3) accelerated vesting of any cash or equity awards that would have otherwise vested in the 18 months following separation from the Company.

In the event that Mr. Kornberg’s employment with the Company is terminated by the Company other than for cause, or by Mr. Kornberg for good reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and Mr. Kornberg signs a general release, then Mr. Kornberg will be entitled to (1) a one-time payment equal to two times his annual base salary, plus any unpaid bonus for any performance period terminating prior to separation from the Company, plus a pro rata amount of any actual bonus amount he would have been entitled to for the performance period in which a separation from the Company occurs had his employment continued, plus an amount equal to 2 times the target bonus he would have been entitled to had his employment continued for one year beyond his separation from the Company; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

“Good reason” under the employment agreement includes (1) an adverse change in responsibilities, pay, or reporting relationship, (2) relocation more than 60 miles from Mr. Kornberg’s principal residence, (3) failure by the Company to abide by the agreement, or (4) failure by any successor to assume the agreement. “Cause” under the employment agreement generally includes (1) failure by the executive to perform his or her material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

Other Employment Agreements Entered into Prior to the IPO

Prior to our IPO, as part of our executive retention strategy, we entered into employment agreements with Messrs. Moellering, Campbell, and Rafferty. The employment agreements may be terminated at any time in the case of the applicable executive’s resignation, death or disability, or termination by us.

Each such employment agreement provides for an annual base salary that is subject to annual review for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of the applicable executive’s base salary. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” on page 43.

In addition, each such employment agreement provides that the applicable executive is eligible for equity-based compensation awards that are commensurate with the executive’s performance and position. Each such executive is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

The employment agreements include customary restrictions with respect to the use of our confidential information and provide that all intellectual property developed or conceived by the executive while the executive is employed by us that relates to our business is Company property. During the executive’s term of employment with us and during the 12-month period immediately thereafter, each executive has agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business.

In April 2013, as part of the Committee’s annual review of executive compensation arrangements, the Committee approved changes to the severance arrangements for Messrs. Moellering, Campbell, and Rafferty in order to make them more competitive and to bring them in-line with the severance arrangements offered by the Company’s peer group.

Under the amended employment agreements, if the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the executive signs a general release, then the executive will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, the executive will also be entitled to receive the amount of cash incentive compensation that the executive would have otherwise received during the 12-month period following separation from the Company.

In the event that the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and the executive signs a general release, then the executive will be entitled to (1) a one-time payment equal to (a) two times the executive’s annual base salary, plus (b) one and a half times the executive’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

“Good reason” under the employment agreements generally includes (1) an adverse change in responsibilities, pay, or reporting relationship, (2) relocation outside of the U.S., (3) failure by the Company to abide by the agreement, or (4) failure by any successor to assume the agreement. “Cause” under the employment agreements generally includes (1) failure by the executive to perform his or her material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

Severance Agreement

We entered into a severance agreement with Mr. Dascoli when he joined us in September 2011.

In April 2013, as part of the Committee’s annual review of executive compensation arrangements, the Committee approved changes to the severance agreement for Mr. Dascoli in order to make it more competitive and to bring it in-line with the severance arrangements offered by the Company’s peer group. Under the amended severance agreement, if Mr. Dascoli’s employment with the Company is terminated by the Company other than for cause, or by Mr. Dascoli for good reason, and Mr. Dascoli signs a general release, then he will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, Mr. Dascoli will also be entitled to receive the amount of cash incentive compensation that he would have otherwise received during the 12-month period following separation from the Company.

In the event that Mr. Dascoli’s employment with the Company is terminated by the Company other than for cause, or by Mr. Dascoli for good reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and Mr. Dascoli signs a general release, then Mr. Dascoli will be entitled to (1) a one-time payment equal to (a) two times Mr. Dascoli’s annual base salary, plus (b) one and a half times Mr. Dascoli’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

“Good reason” under the severance agreement generally includes (1) an adverse change in responsibilities, pay, or reporting relationship, (2) relocation outside of the U.S., (3) failure by the Company to abide by the agreement or, (4) failure by any successor to assume the agreement. “Cause” under the severance agreement generally includes (1) failure to perform material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

The severance agreement includes customary restrictions with respect to the use of our confidential information and provides that all intellectual property developed or conceived by Mr. Dascoli while he is employed by us which relates to our business is Company property. Mr. Dascoli has also agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business during the term of his employment and the 12-month period immediately thereafter.

Michael A. Weiss

Mr. Weiss was party to an employment agreement while he served as our CEO. The employment related provisions of the employment agreement were terminated effective upon Mr. Weiss’ retirement. The Company was not obligated to make any payments to Mr. Weiss in connection with the termination of the agreement. Notwithstanding the termination, Mr. Weiss continues to be subject to the confidentiality, non-competition, non-solicitation, and intellectual property covenants in the employment agreement and the Company continues to be obligated to indemnify Mr. Weiss for customary matters related to his service as CEO.

Indemnification Agreements

We are party to indemnification agreements with each of our NEOs and directors. The indemnification agreements provide our NEOs and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware. Our Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Potential Payments Upon Termination and Change-in-Control

The information below describes and quantifies certain compensation that would have become payable under employment and severance agreements with our NEOs if their employment with us had been terminated as of January 31, 2015. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed upon a termination or change-in-control may be different. Factors that could affect these amounts include the timing during the year of any such event. Further, the information below does not incorporate changes to base salary, cash incentive compensation, bonus opportunities, and equity awards granted after January 31, 2015.

David G. Kornberg

Component	Voluntary Resignation or Retirement ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(7)	Death ($)
Base Salary	—	1,350,000 (1)	—	900,000	—
Bonus	—	1,620,000 (2)	3,960,000 (5)	—	—

Total Cash Severance (sub-total)	—	2,970,000	3,960,000	900,000	—
Value of Accelerated Equity	—	1,185,351 (3)	1,698,311 (6)	1,360,845 (8)	1,360,845 (8)
Benefits and Perquisites	—	22,542 (4)	22,542 (4)	8,313	—

Total Severance	—	4,177,893	5,680,853	2,269,158	1,360,845

(1)	Represents 18 months of salary continuation.
(2)	This amount includes 1.5 times the annual short term incentive cash compensation at target.
(3)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of equity awards that would have otherwise vested in the 18 months following separation from the Company.
(4)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 18 months.
(5)	Represents a lump sum payment equal to two times annual base salary and two times the annual short term incentive cash compensation target.
(6)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of all unvested equity as of January 31, 2015 (at target in the case of performance-based restricted stock units).
(7)	If Mr. Kornberg became permanently and totally disabled on January 31, 2015, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(8)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. For grants awarded prior to 2014, the number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death. For grants awarded in 2014, reflects the vesting of all unvested equity awards (at target in the case of performance-based restricted stock units).

Matthew C. Moellering

Component	Voluntary Resignation or Retirement ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(6)	Death ($)
Base Salary	—	1,125,000 (1)	—	750,000	—
Bonus	—	255,000 (2)	2,456,250 (4)	—	—

Total Cash Severance (sub-total)	—	1,380,000	2,456,250	750,000	—
Value of Accelerated Equity	—	—	1,576,768 (5)	1,278,217 (7)	1,278,217 (7)
Benefits and Perquisites	—	22,542 (3)	22,542 (3)	8,361	—

Total Severance	—	1,402,542	4,055,560	2,036,578	1,278,217

(1)	Represents 18 months of salary continuation.
(2)	This amount includes the Fall 2014 performance-based cash incentive award payout of $0, and the Spring 2015 performance-based cash incentive award estimated at 100% of target.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 18 months.
(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(5)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of all unvested equity as of January 31, 2015 (at target in the case of performance-based restricted stock units).
(6)	If Mr. Moellering became permanently and totally disabled on January 31, 2015, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(7)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. For grants awarded prior to 2014, the number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death. For grants awarded in 2014, reflects the vesting of all unvested equity awards (at target in the case of performance-based restricted stock units).

Colin Campbell

Component	Voluntary Resignation or Retirement ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(7)	Death ($)
Base Salary	—	832,500 (2)	—	555,000	—
Bonus	—	133,200 (3)	1,609,500 (5)	—	—

Total Cash Severance (sub-total)	—	965,700	1,609,500	555,000	—
Value of Accelerated Equity	75,484 (1)	75,484 (1)	883,109 (6)	736,535 (8)	736,535 (8)
Benefits and Perquisites	—	22,542 (4)	22,542 (4)	8,175	—

Total Severance	75,484	1,063,726	2,515,151	1,299,710	736,535

(1)	Mr. Campbell is eligible for certain retirement benefits. The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of all unvested stock options granted in 2014 and a pro rata portion of unvested restricted stock units granted in 2014 (based on actual performance for performance-based restricted stock units).
(2)	Represents 18 months of salary continuation.
(3)	This amount includes the Fall 2014 performance-based cash incentive award payout of $0, and the Spring 2015 performance-based cash incentive award estimated at 100% of target.
(4)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 18 months.
(5)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(6)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of all unvested equity as of January 31, 2015 (at target in the case of performance-based restricted stock units).
(7)	If Mr. Campbell became permanently and totally disabled on January 31, 2015, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(8)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. For grants awarded prior to 2014, the number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death. For grants awarded in 2014, reflects the vesting of all unvested equity awards (at target in the case of performance-based restricted stock units).

John J. (“Jack”) Rafferty

Component	Voluntary Resignation or Retirement ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(7)	Death ($)
Base Salary	—	832,500 (2)	—	555,000	—
Bonus	—	144,300 (3)	1,651,125 (5)	—	—

Total Cash Severance (sub-total)	—	976,800	1,651,125	555,000	—
Value of Accelerated Equity	75,484 (1)	75,484 (1)	883,109 (6)	736,535 (8)	736,535 (8)
Benefits and Perquisites	—	22,542 (4)	22,542 (4)	8,175	—

Total Severance	75,484	1,074,826	2,556,776	1,299,710	736,535

(1)	Mr. Rafferty is eligible for certain retirement benefits. The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of all unvested stock options granted in 2014 and a pro rata portion of unvested restricted stock units granted in 2014 (based on actual performance for performance-based restricted stock units).
(2)	Represents 18 months of salary continuation.
(3)	This amount includes the Fall 2014 performance-based cash incentive award payout of $0, and the Spring 2015 performance-based cash incentive award estimated at 100% of target.
(4)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 18 months.
(5)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(6)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of all unvested equity as of January 31, 2015 (at target in the case of performance-based restricted stock units).
(7)	If Mr. Rafferty became permanently and totally disabled on January 31, 2015, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(8)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. For grants awarded prior to 2014, the number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death. For grants awarded in 2014, reflects the vesting of all unvested equity awards (at target in the case of performance-based restricted stock units).

D. Paul Dascoli

Component	Voluntary Resignation or Retirement ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(6)	Death ($)
Base Salary	—	750,000 (1)	—	500,000	—
Bonus	—	120,000 (2)	1,450,000 (4)	—	—

Total Cash Severance (sub-total)	—	870,000	1,450,000	500,000	—
Value of Accelerated Equity	—	—	587,933 (5)	480,298 (7)	480,298 (7)
Benefits and Perquisites	—	22,542 (3)	22,542 (3)	8,123	—

Total Severance	—	892,542	2,060,475	988,421	480,298

(1)	Represents 18 months of salary continuation.
(2)	This amount includes the Fall 2014 performance-based cash incentive award payout of $0, and the Spring 2015 performance-based cash incentive award estimated at 100% of target.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 18 months.
(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(5)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. Amount represents the value of all unvested equity as of January 31, 2015 (at target in the case of performance-based restricted stock units).
(6)	If Mr. Dascoli became permanently and totally disabled on January 31, 2015, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(7)	The value of accelerated equity is based on the January 30, 2015 closing stock price of $13.08 per share. For grants awarded prior to 2014, the number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death. For grants awarded in 2014, reflects the vesting of all unvested equity awards (at target in the case of performance-based restricted stock units).

Michael A. Weiss

In connection with his retirement on January 30, 2015, the Committee approved the accelerated vesting for certain of Mr. Weiss’ outstanding equity awards. For a description and quantification of these awards, please refer to “Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—Retirement of Mr. Weiss” beginning on page 47. Mr. Weiss did not receive any other special compensation or other benefits in connection with his retirement.

Related Person Transactions

Under our current Related Person Transaction policy, a “Related Person Transaction” is any transaction, arrangement, or relationship between us or any of our subsidiaries and a Related Person where the amount involved exceeds $120,000 and the Related Person has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors, or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is an executive officer, a partner or principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.

All Related Person Transactions must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors in accordance with our Related Person Transaction Policy. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third-party under similar circumstances.

MGF Sourcing Services Arrangements

On June 12, 2014, an affiliate of Sycamore Partners (“Sycamore”) acquired a 9.9% ownership interest in the Company. Sycamore also owns a controlling interest in MGF Sourcing (“MGF”), a company that serves as a contract manufacturer and buying agent for many apparel brands, including Express. We do not own or operate any manufacturing facilities and, as a result, contract with many third-party vendors, including MGF, for the production of our merchandise.

We incurred charges from MGF of $472.7 million in 2014. These charges from MGF primarily consisted of payments in respect of the purchase price of sourced products, with an additional sourcing fee paid to MGF to compensate them for their services which included identifying suitable vendors and coordinating our purchasing requirements with vendors, placing orders for merchandise on our behalf, ensuring the timely delivery of goods to us, obtaining samples of merchandise produced in factories, inspecting finished merchandise, and carrying out compliance monitoring and administrative communications on our behalf. Our outstanding liability to MGF included in accounts payable for merchandise sourcing as of January 31, 2015 was $74.3 million. MGF and Express do not have a long-term production contract that obligates either party to continue doing business with the other. Express makes purchasing decisions on a product-by-product basis after evaluating the terms available from vendors. We source products from MGF using purchase orders and pay MGF on terms comparable to our other large unrelated sourcing vendors. Express and MGF have had a longstanding productive business relationship that extends back to when both companies were owned by Limited Brands (now known as L Brands). Express does not currently plan to change its sourcing strategy as a result of Sycamore’s ownership interest in Express.

Stock Ownership Information

The following table sets forth information regarding beneficial ownership of our common stock, as of April 13, 2015, for (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each director, director nominee, and named executive officer, and (3) all directors and executive officers as a group.

Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 13, 2015 and common stock issuable upon the vesting of restricted stock units within 60 days are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units, as applicable, for purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 84,502,168 shares of common stock outstanding for stockholders other than our executive officers and directors. Percentage of beneficial ownership of our executive officers and directors is based on 84,502,168 shares of common stock outstanding plus options currently exercisable or exercisable within 60 days of April 13, 2015 and restricted stock units scheduled to vest within 60 days of April 13, 2015 held by any executive officer or director included in the group for which percentage ownership has been calculated. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each stockholder identified in the following table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the following table or footnotes below, the address for each beneficial owner is c/o Express, Inc., 1 Express Drive, Columbus, Ohio 43230.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
5% Stockholders:
Funds managed by Sycamore Partners (1)	8,300,000	9.8%
Carlson Capital, LP (2)	4,718,413	5.5%
Black Rock, Inc. (3)	4,596,239	5.4%
The Vanguard Group (4)	4,424,337	5.2%
Named Executive Officers and Directors:
David G. Kornberg (5)	306,179	*
Matthew C. Moellering (6)	356,593	*
Colin Campbell (7)	258,299	*
John J. (“Jack”) Rafferty (8)	239,171	*
D. Paul Dascoli (9)	59,534	*
Michael G. Archbold (10)	19,521	*
Sona Chawla (11)	20,232	*
Michael F. Devine, III (12)	33,720	*
Theo Killion (13)	18,196	*
Mylle H. Mangum (14)	26,220	*
Peter S. Swinburn (15)	19,521	*
Michael A. Weiss (16)	2,835,772	3.3%
All Current Directors and Executive Officers as a Group (14 persons)	4,742,159	5.5%

(1)	Based on a Schedule 13D/A filed with the SEC by 1981 Investments, LLC, Sycamore Partners II, LP, Sycamore Partners II GP, LP, Sycamore Partners II GP, Ltd, and Stefan L. Kaluzny dated January 20, 2015. Such reporting persons have shared voting power and shared dispositive power with respect to 8,300,00 shares of common stock. The address for each of the above reporting persons is 9 West 57th Street, 31st Floor, New York, New York 10019.
(2)	Based on a Schedule 13G filed with the SEC by Carlson Capital L.P., Asgard Investment Corp. II, Asgard Investment Corp., and Clint D. Carlson dated February 10, 2015. Such reporting persons have shared voting power and shared dispositive power with respect to 4,718,413 shares of common stock. The address for each of the above reporting persons is 2100 McKinney Avenue, Suite 1800, Dallas, TX 75201.
(3)	Based on a Schedule 13G/A filed with the SEC on February 2, 2015. The address for BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.
(4)	Based on a Schedule 13G/A filed with the SEC by the Vanguard Group, Inc. on February 11, 2015. The Vanguard Group, Inc. has sole voting power over 121,189 shares, sole dispositive power over 4,310,048 shares and shared dispositive power over 114,289 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 114,289 shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 6,900 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.
(5)	Includes (a) 125,107 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015, (b) 5,278 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015, and (c) 32,040 shares of unvested restricted stock.
(6)	Includes (a) 157,942 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015, (b) 4,723 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015, and (c) 21,389 shares of unvested restricted stock.
(7)	Includes (a) 88,080 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015, (b) 2,456 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015, and (c) 16,745 shares of unvested restricted stock.
(8)	Includes (a) 98,080 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015, (b) 2,456 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015, and (c) 16,745 shares of unvested restricted stock.
(9)	Includes (a) 34,211 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015, (b) 2,220 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015, and (c) 1,327 shares of unvested restricted stock.
(10)	Includes 9,225 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015.
(11)	Includes 9,225 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015.
(12)	Includes (a) 10,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015 and (b) 9,225 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015.
(13)	Includes 9,225 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015.
(14)	Includes (a) 2,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015 and (b) 9,225 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015.
(15)	Includes 9,225 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 13, 2015.
(16)	Includes (a) 898,784 shares owned by the Declaration of Trust of Michael A. Weiss dated December 22, 1998, as amended, (b) 236,732 shares owned by the Michael A. Weiss Trust Agreement Gamma #4, (c) 600,000 shares owned by the Michael A. Weiss Trust Agreement Gamma #5, (d) 7 shares owned by the Declaration of Trust of Arlene Weiss dated December 22, 1998, as amended, and (e) 1,100,249 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 13, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers, and beneficial owners of more than ten percent of Express common stock to file with the SEC reports of their initial ownership and changes in their ownership of Express common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16 (a) filing requirements on a timely basis during 2014, except that, due to the Company’s administrative error, a grant of 6,081 restricted stock units made to Mr. Weiss on January 30, 2015 for Board service, was not reported in a timely manner.

Audit Committee

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. The Audit Committee relies on the expertise and knowledge of management, the internal audit function, and the independent auditor in carrying out these oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, an independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. PricewaterhouseCoopers LLP is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2014 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2015 for filing with the SEC.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Mr. Archbold, Mr. Devine, and Ms. Mangum are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee

Michael F. Devine, III, Chair

Michael G. Archbold

Mylle H. Mangum

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP (“PwC”), our independent auditor, in 2014 and 2013:

Services Rendered	Fees
	2014	2013
Audit Fees (1)	$1,115,439	$916,643
Audit-Related Fees (2)	$16,750	$65,000
Tax Fees	$—	$—
All Other Fees (3)	$3,118	$3,103
Total	$1,135,307	$984,746

(1)	Audit Fees for 2014 and 2013 represent fees for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of our annual consolidated financial statements.
(2)	Audit-Related Fees for 2014 represent fees for consultation concerning the internal control of financial reporting associated with new system implementations and services related to the review of work papers. Audit-Related Fees for 2013 represent fees for consultation concerning the internal control of financial reporting associated with new system implementations.
(3)	All other fees for 2014 and 2013 represent subscription fees for software to assist management with its financial reporting obligations.

We have a policy that requires the Audit Committee, or the Audit Committee Chair under a limited delegation of authority from the Audit Committee, to pre-approve all audit and non-audit services to be provided by our independent auditor and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor in deciding whether to approve non-audit services. Any pre-approvals made by the Audit Committee Chair under the limited delegation of authority are reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent auditor in 2014 and 2013 were pre-approved in accordance with the policy. As a general matter, it is the Audit Committee’s preference that any non-audit services be provided by a firm other than our independent auditor absent special circumstances.

Advisory Vote to Approve Executive Compensation (Say-on-Pay) (Proposal No. 2)

We are seeking an advisory (non-binding) vote from our stockholders to approve the compensation of our named executive officers (our “NEOs”) for 2014 as disclosed in this proxy statement. At our 2014 annual meeting, we received very strong support from our stockholders for our 2013 executive compensation program with over 95% of the votes cast in favor of the say-on-pay proposal. We believe the voting results demonstrated strong support for the overall design and results of our compensation program in 2013, which included strong alignment between pay and performance. For 2014, the overall design of our executive compensation program remained substantially the same. Just as in 2013, a meaningful portion of our NEOs’ pay opportunity was variable (delivered through the combination of short-term and long-term incentive awards) where the value was linked to stock price appreciation and the Company’s achievement of challenging performance targets. As a result, in 2014, just as in 2013, the challenging performance targets resulted in strong alignment between pay and performance with our NEOs earning performance-based compensation amounts that were significantly below target.

The core objectives that serve as the foundation for our executive compensation program are:

•	Pay for Performance. A significant portion of our executives’ compensation is variable and is tied to achievement of financial performance targets and changes in the Company’s stock price.

•	Pay Competitively. We are committed to providing an executive compensation program that allows us to compete effectively for the executive talent we need to successfully execute our strategic plans.

•	Pay Responsibly. Our compensation program is designed to align the interests of our executive officers with our stockholders and to discourage excessive risk taking.

In deciding how to vote on this proposal, we urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 54 through 60, which provide additional information on the compensation of our NEOs.

We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs for 2014 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our NEOs as described in this proxy statement.

Although this vote is non-binding, the Board and the Compensation and Governance Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board or the Compensation and Governance Committee at any time throughout the year. Please refer to “Communications with the Board” on page 22 of this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2015 (Proposal No. 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as our independent auditor for 2015. PricewaterhouseCoopers LLP served in this capacity for us in 2013 and 2014. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that result. Even if stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2015 if it determines that such a change would be in the best interests of the Company and our stockholders.

Additional information concerning the Audit Committee and services rendered by and fees paid to PricewaterhouseCoopers LLP is presented on pages 72 and 73. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION

OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy will vote as recommended by the Board or, if no recommendation is given, in his or her discretion on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing, and mailing the proxy statement, proxy card, and other related materials used in solicitation of proxies. We have retained D.F. King & Co., Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay D.F. King & Co., Inc. $8,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and regular employees of Express may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, or other electronic means.

Stockholder Proposals for Inclusion in the 2016 Annual Meeting Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 and must be received no later than January 8, 2016 unless the date of our 2016 annual meeting is changed by more than 30 days from June 10, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Other Stockholder Proposals

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2016 annual meeting (other than a stockholder proposal submitted for inclusion in our 2016 proxy statement) must provide notice of such business to the Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 between Thursday, February 11, 2016 and the close of business on Saturday, March 12, 2016. The notice must contain the information required by our Bylaws, which are posted on our website.

Electronic Delivery

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered stockholders can elect to receive these communications electronically. For additional information and to elect this option, please access www.computershare.com/investor.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Delivery of Proxy Materials to Households

We have adopted a procedure called “householding,” which has been approved by the SEC. Accordingly, we will deliver only one copy of this proxy statement and one copy of our Annual Report to multiple registered stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who share an address will continue to receive separate proxy cards. If you are a stockholder, share an address and last name with one or more other stockholders ,and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank, or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Incorporation by Reference

Neither the Compensation and Governance Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct, and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K, and all amendments and exhibits to those reports filed with the SEC, and our Code of Conduct, and the charters of the Audit and the Compensation and Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors, and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through the investor relations section of our website, at www.express.com/investor, or may be requested in print, at no cost, by telephone at (888) 423-2421, by email at IR@express.com, or by mail at Express, Inc., 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

Driving Directions to Annual Meeting

Directions to Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio 43230:

From the North

Take I-71 South to 270 South. Take I-270 South for approximately 5.4 miles to the Morse Road exit (#32). Turn left at the end of exit ramp onto Morse Road. Pass under the interstate. Make your first right onto Express Drive through Gate 1 and follow signs.

From the South

Take I-71 North to I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the East

Take I-70 West to I-270 North. Follow I-270 North approximately 6 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the West

Take I-70 East to I-71 North. Follow I-71 North for approximately .8 miles to I-670 East. Take I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From Port Columbus Airport

Take Airport Road out of Port Columbus to I-670 East. Take I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

EXPRESS, INC. 1 EXPRESS DRIVE COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Against	Abstain

The Board of Directors recommends you vote FOR the following three (3) director nominees:

1.	Election of Directors.

Nominees:

	1a. Michael F. Devine, III	☐	☐	☐

	1b. David G. Kornberg	☐	☐	☐

	1c. Mylle H. Mangum	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Advisory vote to approve executive compensation (say-on-pay).						☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as Express, Inc.’s independent registered public accounting firm for 2015.						☐	☐	☐

NOTE: Also includes authorization of the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

EXPRESS, INC.

Annual Meeting of Stockholders

June 10, 2015 8:30 a.m., EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael A. Weiss, David G. Kornberg, and Lacey J. Bundy, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Express, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., EDT, on June 10, 2015, at the Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side